Filed pursuant to Rule 424(b)(3)
Registration No. 333-124106

PROSPECTUS

$200,000,000

SCIENTIFIC GAMES CORPORATION

Exchange Offer for
6¼% Senior Subordinated Notes due 2012

Scientific Games Corporation, a Delaware corporation, is hereby offering to exchange an aggregate principal amount of up to $200,000,000 of our new 6¼% Senior Subordinated Notes due 2012 (the "new notes") for a like amount of our old 6¼% Senior Subordinated Notes due 2012 (the "old notes"). The form and terms of the new notes will be identical in all material respects to the form and terms of the old notes, except that the new notes:

•	will have been registered under the Securities Act;

•	will not be subject to restrictions on transfer under the Securities Act;

•	will not be entitled to the registration rights that apply to the old notes; and

•	will not be subject to any increase in annual interest rate described below under "Description of notes—Registration rights."

The old notes are and the new notes will be senior subordinated unsecured obligations of the issuer and will be fully and unconditionally guaranteed, jointly and severally, on a senior subordinated unsecured basis by the subsidiary guarantors.

The exchange offer expires at 5:00 p.m., New York City time, on August 25, 2005, unless we extend it.

The new notes will not be listed on any national securities exchange or the Nasdaq Stock Market.

Each broker-dealer that receives new notes pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. If the broker-dealer acquired the old notes as a result of market making or other trading activities, such broker-dealer may use the prospectus for the exchange offer, as supplemented or amended, in connection with the resales of new notes.

For a discussion of risk factors that should be considered in connection with an investment in the new notes, see "Risk factors" beginning on page 16.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 21, 2005.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge to security holders upon written or oral request to Scientific Games Corporation, 750 Lexington Avenue, 25th Floor, New York, New York 10022, Attention: Investor Relations, telephone number (212) 754-2233. To obtain timely delivery, security holders must request the information no later than August 17, 2005. See "Where you can find more information" beginning on page ii.

TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION	ii
INCORPORATION BY REFERENCE	iii
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS	iii
SUMMARY	1
RATIO OF EARNINGS TO FIXED CHARGES	15
RISK FACTORS	16
USE OF PROCEEDS	29
CAPITALIZATION	29
THE EXCHANGE OFFER	30
SELECTED FINANCIAL DATA	39
DESCRIPTION OF CERTAIN INDEBTEDNESS	42
DESCRIPTION OF NOTES	44
BOOK-ENTRY SETTLEMENT AND CLEARANCE	78
CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS	81
PLAN OF DISTRIBUTION AND SELLING RESTRICTIONS	85
LEGAL MATTERS	86
EXPERTS	86

i

ABOUT THIS PROSPECTUS

In this prospectus, unless the context otherwise requires:

•	Scientific Games Corporation and "issuer" refer to Scientific Games Corporation, a Delaware corporation, the issuer of the new notes;

•	"subsidiary guarantors" refers to the wholly-owned domestic subsidiaries of Scientific Games Corporation that will guarantee the new notes; and

•	"we," "us," "our," the "Company" and similar terms refer to Scientific Games Corporation and its consolidated subsidiaries unless the context otherwise requires.

Certain terms used herein have been defined in "Description of notes—Certain definitions" beginning on page 63 of this prospectus and in other sections under "Description of notes" beginning on page 44 of this prospectus.

The distribution of this prospectus and the offer and sale of the new notes and related guarantees may be restricted by law in certain jurisdictions. Persons who come into possession of this prospectus or any of the new notes must inform themselves about and observe any such restrictions. You must comply with all applicable laws and regulations in force in any jurisdiction in which you purchase, offer or sell the new notes or possess or distribute this prospectus and, in connection with any purchase, offer or sale by you of the new notes, must obtain any consent, approval or permission required under the laws and regulations in force in any jurisdiction to which you are subject or in which you make such purchase, offer or sale.

WHERE YOU CAN FIND MORE INFORMATION

In connection with the exchange offer, the issuer and the subsidiary guarantors have filed with the Securities and Exchange Commission (the "SEC"), a registration statement relating to the new notes on Form S-4 under the Securities Act of 1933, as amended (the Securities Act). This prospectus constitutes a part of the registration statement. As permitted under SEC rules, the prospectus does not include all of the information contained in the registration statement. We refer you to the registration statement, including all amendments, supplements, schedules and exhibits thereto, for further information about us and the new notes. References in this prospectus to any of our contracts or other documents are not necessarily complete. If we have filed any document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of that document.

We file current reports and other information with the SEC. The public may read and copy any materials filed with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The indenture provides that the Company promptly will deliver to the trustee, but in any event no later than 15 days after the filing of the same with the SEC, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The indenture further provides that, notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC, to the extent permitted, and provide the trustee and holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act.

INCORPORATION BY REFERENCE

Rather than include certain information in this prospectus that we have already included in documents filed with the SEC, we are incorporating this information by reference, which means that we are disclosing important business and financial information to you by referring to those publicly filed documents that contain the information. The information incorporated by reference is considered to be part of this prospectus. Accordingly, we incorporate by reference the following documents we filed with the SEC:

•	our Annual Reports on Forms 10-K, 10-K/A and 10-K/A for the fiscal year ended December 31, 2004, filed March 16, 2005, May 2, 2005 and July 20, 2005;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed May 10, 2005 and July 20, 2005;

•	our Definitive Proxy Statement on Schedule 14A, filed May 25, 2005; and

•	our Current Reports on Form 8-K filed on April 8, 2005, May 6, 2005 and June 23, 2005.

In addition, all filings filed by us pursuant to the Exchange Act, after the date of the initial registration statement and prior to the effectiveness of the registration statement, and all reports and other documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until the termination of the exchange offer, will be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date of the filing of such reports and documents.

References in this prospectus to this prospectus will be deemed to include the documents incorporated by reference, which are an integral part of this prospectus. You should obtain and review carefully copies of the documents incorporated by reference. Any statement contained in the documents incorporated by reference will be modified or superseded for purposes of this prospectus to the extent that a statement contained in a subsequently dated document incorporated by reference or in this prospectus modifies or supersedes the statement. Information that we file later with the SEC will automatically update the information incorporated by reference and the information in this prospectus. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Any person to whom this prospectus is delivered may obtain without charge a copy of any or all of the documents incorporated in this prospectus by reference, excluding exhibits to any such document unless such exhibits are specifically incorporated by reference into such document. Written requests should be directed to Scientific Games Corporation, 750 Lexington Avenue, 25th Floor, New York, New York 10022, Attention: Investor Relations. Oral requests should be made by telephoning (212) 754-2233. In order to obtain timely delivery, you must request the information no later than                       .

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this registration statement constitute forward-looking statements. Statements that are predictive in nature or that depend upon or refer to future events or conditions are forward-looking statements. These statements are often identified by the words "will", "should", "anticipate", "believe", "expect", "intend", "estimate", "hope" or similar expressions. These statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. There are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Our actual results, performance or achievement could differ materially from those expressed in, or implied by, these forward-looking statements, and accordingly, we can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations or financial condition. In view of these uncertainties, investors are cautioned not to place undue reliance on these forward-looking statements. We expressly disclaim any obligation to revise publicly any forward-looking statements that have been made to reflect the occurrence of events after the date hereof. Actual results may differ from projected results due, but not limited, to unforeseen developments, including developments relating to the following:

•	the availability and adequacy of our cash flow to satisfy our obligations, including our debt service obligations and our need for additional funds required to support capital improvements, development and acquisitions;

•	economic, competitive, demographic, business and other conditions in our local and regional markets;

•	changes or developments in the laws, regulations or taxes in the gaming and lottery industries;

•	actions taken or omitted to be taken by third parties, including customers, suppliers, competitors, members and shareholders, as well as legislative, regulatory, judicial and other governmental authorities;

•	changes in business strategy, capital improvements or development plans, or changes in personnel or their compensation, including federal, state and local minimum wage requirements;

•	an inability to renew or early termination of our contracts;

•	an inability to engage in future acquisitions;

•	the loss of any license or permit, including the failure to obtain an unconditional renewal of a required gaming license on a timely basis; and

•	resolution of any pending or future litigation in a manner adverse to us.

For a discussion of other factors that may affect our business, you should also read carefully the factors described in the "Risk factors" section of this registration statement.

SUMMARY

This summary highlights the information contained elsewhere in this prospectus (including documents incorporated by reference). Because this is only a summary, it does not contain all of the information that may be important to you. You should carefully read this prospectus and the documents we incorporate by reference to fully understand the terms of the new notes as well as other considerations that are important to you in making a decision about whether to invest in the new notes. Unless otherwise indicated, financial information included in this prospectus is presented on an historical basis.

Our Company

Scientific Games Corporation was incorporated in the State of Delaware on July 2, 1984. We are a leading worldwide provider of services, systems and products to both the lottery and pari-mutuel wagering industries based on revenues. We believe we offer our customers the widest array of some of the most technologically advanced products and services in each of these industries. We also believe that we are the world's only fully integrated lottery service provider, offering lottery authorities online lottery systems, instant tickets and related facilities management, or cooperative services programs, which effectively enable such authorities to outsource all of their instant ticket lottery operations to us. We operate in four business segments: Lottery Group, Pari-mutuel Group, Venue Management Group and Telecommunications Products Group.

Lottery Group (71% of 2004 revenue)

Our instant ticket and related services business is the industry leader in the United States, with a current market share of approximately 67% based on retail sales in 2004. Our instant ticket customers include 29 of the 40 U.S. states, including the District of Columbia, that currently sell instant lottery tickets, and we have sold instant tickets and related services to lotteries in over 50 other countries. In addition to ticket design and manufacturing, we provide lotteries with related value-added services through our cooperative services program, including game design, sales and marketing support, inventory management and warehousing and fulfillment services. In 2004, we expanded our cooperative services program to include the provision of such services to Consorzio Lotterie Nazionali, in Italy, which began operations in 2004. In 2005, we expect to expand our presence in Germany following our December 2004 acquisition of Printpool Honsel GmbH. We also provide lotteries with over 80 licensed brand products, including NASCAR®, Mandalay Bay®, National Basketball Association®, Harley-Davidson®, Wheel-of-Fortune®, Hasbro®, Corvette® and The World Series of Poker®. We believe that our innovative products will allow lotteries to increase retail sales of instant tickets. Our instant ticket contracts typically have an initial term of three years and frequently include multiple renewal options, which our customers have generally exercised for additional periods ranging from one to five years. We typically sell our instant tickets for a per unit price or are paid a fee equal to a percentage of the retail value of the instant tickets sold. Instant tickets and related services accounted for approximately 45% of the revenue of our Lottery Group for the 2004 fiscal year.

Our lottery systems business primarily provides sophisticated, customized computer software, equipment and data communication services to lottery authorities for online and instant ticket games. In the United States, we typically provide the necessary equipment, software and maintenance services pursuant to long-term contracts that typically have a minimum initial term of five years, under which we are generally paid a fee equal to a percentage of all dollars wagered on lottery tickets. Our U.S. systems contracts typically contain multiple renewal options that generally have been exercised by our customers. Internationally, we typically sell terminals and systems to lottery authorities and provide ongoing fee-based support under long-term contracts. We have contracts to operate online lottery systems for 15 of the 43 U.S. jurisdictions (including the District of Columbia, Puerto Rico and the U.S. Virgin Islands) that currently operate online lotteries and we believe we are the second largest online lottery provider in Europe.

Pari-mutuel Group (11% of 2004 revenue)

We are a leading worldwide provider of computerized wagering systems to the pari-mutuel wagering industry. We provide our systems and services to horse and greyhound racetracks, off-track betting ("OTB") facilities, casinos, jai alai frontons, telephone and internet account wagering operators and other establishments where pari-mutuel wagering is permitted. In addition, we are a leading provider of ancillary services to the industry, such as race simulcasting and telecommunications services and telephone and internet account wagering.

We believe our systems processed more than 50% of the estimated $20 billion in pari-mutuel wagering conducted on racing in North America in 2004. In our North American pari-mutuel business, we enter into service contracts, typically with an initial term of five years, pursuant to which we are paid a percentage of all wagers processed by our wagering systems, and we receive additional fees for our ancillary services, on either a per event or a monthly subscription basis. In most international markets, we sell our pari-mutuel wagering systems and terminals to pari-mutuel operators.

Venue Management Group (9% of 2004 revenue)

We have the right to operate in perpetuity substantially all off-track pari-mutuel wagering in Connecticut (except for OTB operations at two greyhound racetracks to which we provide video simulcasting services under separate contracts and OTB operations at Isle of Capri Lucaya Casino and The Mohegan Sun Casino, to which we provide facilities management services), subject to our compliance with certain licensing requirements. Our Connecticut operations consist of 11 OTB facilities, including video simulcasting at two teletheaters and four other branches, and telephone account wagering for customers in 26 states. Our weighted average commission, based on dollars wagered, for our Connecticut OTB operations is approximately 21%.

We have the right to operate all on-track and off-track pari-mutuel wagering in the Netherlands under a license granted by the Dutch Ministry of Agriculture which extends through June 2005. We also have additional license approvals which will allow us to modernize and expand pari-mutuel wagering in the Netherlands. We currently conduct operations in 28 OTB locations and four tracks throughout the Netherlands. Our weighted average commission, based on dollars wagered, for our Dutch operations is approximately 30%.

Telecommunications Products Group (9% of 2004 revenue)

We are a worldwide leading manufacturer of prepaid phone cards, which entitle cellular phone users to a defined value of airtime. Prepaid phone cards offer consumers worldwide a cost-effective way to purchase cellular airtime, without requiring phone companies to extend credit or consumers to commit to contracts.

Prepaid phone cards utilize the secure process employed by Scientific Games in the production of instant lottery tickets. This helps to ensure integrity and reliability of the product, thus providing consumers in more than 50 countries with access to prepaid cellular phone service. We believe that we manufacture approximately 25% of the prepaid cellular phone cards for the fragmented European market and we believe we are the largest supplier of paper-based prepaid phone cards in the world.

Competitive strengths

Our competitive strengths include:

•	Leading market positions. We are a leading worldwide provider of services, systems, and products to the lottery industry. We currently have a 67% share of the U.S. instant lottery ticket market with contracts with 29 of the 40 U.S. states, including the District of Columbia, that currently sell instant lottery tickets. We also have contracts to operate online lotteries for 15 of the 43 U.S. jurisdictions that currently operate online lotteries and we believe that we are the second largest online lottery provider in Europe. We are also the leading supplier of pari-mutuel wagering systems worldwide and believe our systems processed more than 50% of the estimated $20 billion of dollars wagered in North America during 2004. In addition, we manufacture approximately 25% of the prepaid cellular phone cards for the fragmented European market and are the largest supplier of paper-based prepaid phone cards in the world. We attribute our leadership position in each of these businesses primarily to our technological expertise, well-established customer relationships, high levels of customer service, low-cost manufacturing capabilities and ability to offer a broad array of products and value added-services.

•	Substantial recurring revenue. We typically provide our pari-mutuel, lottery and venue management services pursuant to long-term contracts. U.S. instant ticket lottery contracts typically have an initial term of three years and frequently include multiple renewal options, which our customers have generally exercised for additional periods ranging from one to five years. We have experienced a nearly perfect success rate on our re-bidding efforts for existing contracts following the expiration of the initial term and all renewal options. Our U.S. online lottery contracts typically have a minimum initial term of five years, with additional renewal options. We own our Connecticut OTB licenses and operations in perpetuity, subject to our compliance with certain licensing requirements, and our contract to operate OTBs in the Netherlands extends through June 2005 with the opportunity to extend further based on mutual approval. For the 2004 fiscal year, we believe that 81% of our revenues were recurring in nature.

•	Significant barriers to entry. We believe our long-term contracts provide us with significant barriers to entry. For our U.S. lottery contracts, we are the exclusive provider of online lottery systems to that particular state and typically the primary supplier of instant tickets to that state. On a typical U.S. online lottery contract, we supply the equipment, software and maintenance on our proprietary systems, which creates switching costs. In our instant ticket business, we have invested heavily in security technologies and branding initiatives which have allowed us to maintain our sizable market share. In addition, in states where we provide cooperative services, we have been successful in increasing revenues and reducing costs for the states, thereby strengthening our customer relationships. In our Pari-mutuel Group, we have invested over $150 million since 1993 to develop, build and install state-of-the art pari-mutuel wagering and communications networks and simulcasting systems throughout North America and internationally. We believe a new competitor seeking to provide substitute services to an individual customer would incur significant expenditures for the necessary systems and terminals, and would need a substantial base of existing customers over which to spread processing costs in order to provide such services on a cost-effective basis.

•	Scope of product and service offerings. We believe that we offer our customers the broadest array of lottery and pari-mutuel capabilities. We believe that we are the world's only fully integrated lottery service provider, offering instant tickets, lottery systems and a cooperative services program. We offer both traditional instant tickets and licensed branded products, as well as online systems and secure instant ticket validation systems and terminals, both in the U.S. and internationally. We also offer our value-added cooperative services program which allows lottery authorities to outsource many of the game design, sales, marketing, training, fulfillment and inventory management aspects of their lottery operations. Our Pari-mutuel Group provides, installs and maintains the necessary pari-mutuel wagering systems and equipment for our North American customers and for some of our international customers. For most of our international customers, we sell our pari-mutuel wagering systems and terminals to pari-mutuel operators. We also provide race simulcasting and telecommunications, which include broadcasting live racing events from over 60 racetracks and jai alai frontons to more than 150 racetracks and almost 1,300 OTBs throughout North

America. Similar simulcasting services are provided in the Netherlands and Germany. We are also a provider of telephone and Internet account wagering systems.

•	Superior technology. We believe that we are a technology leader in our lottery and pari-mutuel businesses, contributing to our leadership positions in the markets we serve. The increased application of computer-based and communications technologies to the manufacturing and service of instant tickets continues to separate the printing of instant lottery tickets from conventional forms of printing. We are generally recognized within the lottery business as a leader in applying these technologies to the manufacture and sale of instant tickets. In order to maintain our position as a leading innovator within the lottery business, we intend to continue to explore and develop new technologies and their applications to instant lottery tickets and systems.

•	In our Pari-mutuel Group, we believe that we are a technological leader in computerized wagering systems and related equipment. Our networks link multiple racetracks, OTBs, and regional networks of racetracks and OTBs to one another via dedicated, secure, high-speed communications channels, enabling operators to capitalize on the growth of the off-track wagering market in a more cost-effective manner. Additionally, when linked to our other regional and national pari-mutuel wagering networks, these networks provide our customers with access to new markets and revenue sources by increasing the number and variety of wagering opportunities that customers can offer to their patrons.

Business strategies

Our strategies include:

•	Expand market share. We are pursuing new opportunities in our existing businesses. Within the next 12 months, four of our competitors' contracts in the domestic instant ticket market and one new instant ticket lottery contract in Oklahoma will be subject to a competitive bidding process. In addition, contract awards are pending for one instant and one online lottery contract for which competitive bids have been submitted. We believe our technological expertise in the instant ticket market combined with our ability to provide revenue enhancing cooperative services and licensed brand products will enhance our likelihood of success. With the acquisition of IGT OnLine Entertainment Systems, Inc. ("OES") in 2003, we significantly expanded our presence in the online lottery market both domestically and abroad, and we believe we have developed the necessary scale to compete for new contracts worldwide. Over the next 12 months, three of our competitors' contracts in the domestic online lottery market and one new online lottery contract in Oklahoma will be available through a competitive bidding process. We believe our leadership position in the instant ticket lottery business positions us to leverage our long-term customer relationships with state lottery authorities to emphasize the one-stop shopping opportunities we can offer to lottery customers. We intend to bid competitively for new contracts that we believe will achieve certain targets for return on investment.

•	Develop new products in existing businesses. We believe innovative products, such as multiplay electronic instant tickets, and new distribution initiatives, such as instant ticket vending machines, which are integrated with retailers' sales and inventory systems, will drive growth by attracting new lottery customers at different price points and from non-traditional venues. We intend to exploit the opportunities of our existing licensed brand products within the lottery market and intend to add new brands to our portfolio. Development of new proprietary playing propositions in the online lottery market, such as Match 6 and Powerball's multiplier play, will increase our customers' lottery sales and our revenues. Some of these proprietary products have the potential to generate revenues from lotteries which are currently not our customers. Through the acquisition of OES, we acquired an operational video gaming machine control system and intend to pursue opportunities to expand this portion of our business. We believe there may be opportunities to expand revenues in the pari-mutuel market through the introduction of telephone and Internet account wagering systems and alternative wagering propositions.

•	Increase sales in new markets. We believe that growth opportunities for our lottery and pari-mutuel businesses exist in international markets. Europe, in particular, is a target market due to limited instant ticket market penetration and relatively low per capita instant ticket sales. For example, in 2003, Italy had instant ticket sales of $274 million as compared to online ticket sales of $9.3 billion. In 2004, we signed a new cooperative services contract in Italy and believe that we can generate approximately $100 million in revenue from this contract over its six-year life. Our acquisition of Printpool Honsel, the primary instant ticket provider for all 16 German states, provides us with a platform to introduce innovative products and services to expand the approximately $350 million German instant ticket market. We are also currently pursuing opportunities in Spain, Greece, Turkey, Hungary and the Czech Republic. In Asia, online lotteries are continuing to grow and we are seeking to use our domestic and international experience to competitively bid for contracts in China and South Korea.

In our venue management business, we believe our experience at operating successful OTB networks, together with our expertise in pari-mutuel technology and related services, gives us a competitive advantage as we pursue the rights to operate other state-run or private OTB networks and similar venues. We are pursuing opportunities to provide venue management services to Native American venues, in a manner similar to the services we perform for the Mohegan Sun Casino in Connecticut, as well as other casinos and cruise ships.

•	Continued margin improvement through operating leverage and re-engineering. We believe that the high fixed-cost nature of our online operations provides an opportunity for significant earnings growth. We are developing new online lottery games that we believe will generate incremental sales revenues. These incremental sales require negligible additional materials or support, so a large portion of the revenue we derive as a percentage of these ticket sales becomes gross profit. We are investing in new instant ticket production equipment to respond to market preferences for smaller, more numerous, instant ticket games. This new printing press is designed to be more cost-effective in the production of games with up to 5 million tickets, thereby both reducing our per ticket production costs and freeing up capacity on our other presses for the more traditional average game size of 10 million tickets. In our telecommunications segment, we are expanding our printing operations at our facility in Chile to take advantage of lower labor costs in the labor-intensive packaging area of prepaid phone card production. In our Pari-mutuel Group, we continue to centralize our totalizator wagering systems, where permitted, thereby reducing the number of systems that we operate and lowering our operating costs. We continually reevaluate our cost structure to improve our operating margins.

•	Make buttressing acquisitions. We intend to continue to pursue strategic acquisitions to expand our product offerings. For example, our acquisitions of MDI Entertainment, Inc. and OES in 2003 provided us with innovative products and intellectual property, which we have been marketing to various segments of the domestic and international lottery business. Our acquisition of Printpool Honsel in Germany will position us to enter into and increase retail sales in the German instant ticket market. We have successfully integrated previous acquisitions, most notably the merger of Autotote Corporation and Scientific Games in 2000, and we believe that our management team has the expertise to identify and integrate future growth opportunities.

2004 financing transactions

•	New credit facility. On December 23, 2004, we entered into a $250 million senior secured revolving credit facility (comprised of a U.S. dollar facility and a multi-currency facility) and a $100 million senior secured term loan credit facility (which we refer to elsewhere in this prospectus collectively as the credit facility). The lenders under the credit facility are JPMorgan Chase Bank, N.A., Bear Stearns Corporate Lending Inc. and other financial institutions named in the agreements governing the credit facility.

•	Senior subordinated note offering. On December 23, 2004, we completed a private offering of $200 million aggregate principal amount of 6¼% Senior Subordinated Notes due 2012 (the old notes).

•	Concurrent Convertible debt offering. On December 23, 2004, we completed a concurrent private offering of $250.0 million aggregate principal amount of 0.75% Convertible Senior Subordinated Debentures due 2024 (the "Initial Convertible Debentures"). On December 30, 2004, J.P. Morgan Securities Inc., Bear Stearns & Co. Inc. and certain other initial purchasers of the Initial Convertible Debentures exercised the option to purchase an additional $25.0 million principal amount of convertible debentures (collectively with the Initial Convertible Debentures, the "Convertible Debentures"). For more information on the concurrent offering of the convertible debentures, see "Description of certain indebtedness—Convertible debentures." Pursuant to a registration rights agreement, dated December 23, 2004, among the Company, the Guarantors and J.P. Morgan Securities Inc., Bear, Stearns & Co. Inc. and certain other initial purchasers, the Company and the Guarantors filed a Shelf Registration Statement on Form S-3 on April 15, 2005 (Registration No. 333-124107—as amended on June 13, 2005 and July 20, 2005) registering the Initial Convertible Debentures and the common stock issuable upon conversion.

•	Tender offer. On December 23, 2004, we completed a tender offer (the "Tender Offer") to purchase any and all of our outstanding 12½% Senior Subordinated Notes due 2010 (the "12½% Notes"). In connection with the tender offer, we also solicited the consent of the holders of the 12½% Notes to amend the indenture governing the 12½% Notes to eliminate substantially all of the restrictive covenants contained in the indenture related thereto. Holders of approximately 88% of the outstanding 12½% Notes (representing approximately $57.9 million of the 12½% Notes) tendered their 12½% Notes in the tender offer and gave the requested permission to amend the indenture.

Corporate Information

Our principal executive offices are located at 750 Lexington Avenue, 25th Floor, New York, New York 10022 and our telephone number is (212) 754-2233. We maintain a website on the Internet at http://www.scientificgames.com. Our website and the information it contains are not a part of this registration statement.

THE EXCHANGE OFFER

On December 23, 2004, the issuer issued $200,000,000 principal amount of 6¼% Senior Subordinated Notes due 2012 (the old notes) to which the exchange offer applies, to a group of initial purchasers in reliance on exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. The old notes were unconditionally guaranteed, jointly and severally, on a senior subordinated unsecured basis, by the subsidiary guarantors.

The Exchange Offer	The issuer is offering new 6¼% Senior Subordinated Notes due 2012 (the new notes), unconditionally guaranteed by the subsidiary guarantors, jointly and severally, on a senior subordinated unsecured basis, which new notes and guarantees will be registered under the Securities Act, in exchange for the old notes.

To exchange your old notes, you must properly tender them, and the issuer must accept them. The issuer will exchange all old notes that you validly tender and do not validly withdraw. The issuer will issue registered new notes promptly after the expiration of the exchange offer.

Resale of New Notes	We believe that, if you are not a broker-dealer, you may offer new notes (together with the guarantees thereof) for resale, resell and otherwise transfer the new notes (and the related guarantees) without complying with the registration and prospectus delivery requirements of the Securities Act if you:

•	acquired the new notes in the ordinary course of business;

•	are not engaged in, do not intend to engage in and have no arrangement or understanding with any person to participate in a "distribution," as defined under the Securities Act, of the new notes; and

•	are not an "affiliate," as defined under the Securities Act, of the issuer or any subsidiary guarantor.

If any of these conditions are not satisfied, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Our belief that transfers of new notes would be permitted without registration or prospectus delivery under the conditions described above is based on the interpretations of the SEC given to other, unrelated issuers in transactions similar to the exchange offer. We cannot assure you that the SEC would take the same position with respect to the exchange offer.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by it as a result of market-making activities or other trading activities, may be deemed to be an "underwriter" within the meaning of the Securities Act and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the new notes. However, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on August 25, 2005, unless we extend it.

Withdrawal	You may withdraw your tender of old notes under the exchange offer at any time before the exchange offer expires. Any withdrawal must be in accordance with the procedures described in "The exchange offer—Withdrawal rights."

Procedures for Tendering Old Notes	Each holder of old notes that wishes to accept the exchange offer must, before the exchange offer expires, either:

•	transmit a properly completed and duly executed letter of transmittal, together with all other documents required by the letter of transmittal, including the old notes, to the exchange agent; or

•	if old notes are tendered in accordance with book-entry procedures, arrange with The Depository Trust Company ("DTC"), to cause to be transmitted to the exchange agent an agent's message indicating, among other things, the holder's agreement to be bound by the letter of transmittal, or comply with the procedures described below under "— Guaranteed delivery."

A holder of old notes that tenders old notes in the exchange offer must represent, among other things, that:

•	the holder is not an affiliate of the issuer or any subsidiary guarantor;

•	the holder is acquiring the new notes in its ordinary course of business;

•	the holder is not engaged in, does not intend to engage in and has no arrangement or understanding with any person to participate in a distribution of the new notes; and

•	the holder is not acting on behalf of any person who could not truthfully make the foregoing representations.

Do not send letters of transmittal, certificates representing old notes or other documents to us or DTC. Send these documents only to the exchange agent at the address given in this prospectus and in the letter of transmittal.

Special Procedures for Tenders by Beneficial Owners of Old Notes	If

•	you beneficially own old notes;

•	those old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian; and

•	you wish to tender your old notes in the exchange offer,

you should contact the registered holder as soon as possible and instruct it to tender the old notes on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.

Guaranteed Delivery	If you hold old notes in certificated form or if you own old notes in the form of a book-entry interest in a global note deposited with the trustee, as custodian for DTC, and you wish to tender those old notes but

•	the certificates for your old notes are not immediately available or all required documents are unlikely to reach the exchange agent before the exchange offer expires; or

•	you cannot complete the procedure for book-entry transfer on time,

you may tender your old notes in accordance with the procedures described in "The exchange offer—Procedures for tendering old notes—Guaranteed delivery."

Consequences of Not Exchanging Old Notes	If you do not tender your old notes or we reject your tender, your old notes will remain outstanding and will continue to be subject to the provisions in the indenture regarding the transfer and exchange of the old notes and the existing restrictions on transfer set forth in the legends on the old notes. Holders of old notes will not be entitled to any further registration rights under the registration rights agreement.

You do not have any appraisal or dissenters' rights in connection with the exchange offer.

Certain United States Federal Tax Considerations	Your exchange of old notes for new notes will not be treated as a taxable exchange for U.S. federal income tax purposes. See "Certain United States federal tax considerations."

Conditions to the Exchange Offer	The exchange offer is subject to the conditions that it not violate applicable law or any SEC policy.

Use of Proceeds	We will not receive any cash proceeds from the exchange offer.

Acceptance of Old Notes and Delivery of New Notes	The issuer will accept for exchange any and all old notes properly tendered prior to the expiration of the exchange offer. The Company and the subsidiary guarantors will complete the exchange offer and the Company will issue the new notes promptly after the expiration of the exchange offer.

Exchange Agent	Wells Fargo Bank, National Association is serving as exchange agent for the exchange offer. The address and the facsimile and telephone numbers of the exchange agent are provided in this prospectus under "The exchange offer—Exchange agent" and in the letter of transmittal.

THE NEW NOTES

The Exchange Offer applies to the $200,000,000 principal amount of the old notes outstanding as of the date hereof. The form and the terms of the new notes will be identical in all material respects to the form and the terms of the old notes except that the new notes:

•	will have been registered under the Securities Act;

•	will not be subject to restrictions on transfer under the Securities Act;

•	will not be entitled to the registration rights that apply to the old notes; and

•	will not be subject to any increase in annual interest rate as described below under "Description of notes—Registration rights."

The new notes evidence the same debt as the old notes exchanged for the new notes and will be entitled to the benefits of the same indenture under which the old notes were issued, which is governed by New York law. See "Description of notes." Certain capitalized terms used below are defined under the caption "Description of notes—Certain definitions."

Issuer	Scientific Games Corporation, a Delaware corporation.

Securities Offered	$200,000,000 in principal amount of 6¼% Senior Subordinated Notes due December 15, 2012.

Maturity Date	The new notes will mature on December 15, 2012.

Interest Payment Dates	June 15 and December 15 of each year, commencing June 15, 2005.

Optional Redemption	We may redeem some or all of the new notes beginning on December 15, 2008, at the redemption prices listed under "Description of notes—Redemption," plus accrued and unpaid interest, if any, to the date of redemption.

In addition, at any time prior to December 15, 2007, we may redeem up to 35% of the aggregate principal amount of the new notes at a redemption price of 106.25% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, with the net cash proceeds of certain equity offerings.

Subsidiary Guarantees	The new notes will be fully and unconditionally guaranteed on a senior subordinated basis, jointly and severally, by the Company's wholly-owned domestic subsidiaries.

Ranking	The new notes will be our unsecured senior subordinated obligations and will rank:

•	junior in right of payment to all of our existing and future senior indebtedness, including indebtedness under our credit facility;

•	equal in right of payment with any of our existing and future senior subordinated indebtedness, including the convertible debentures issued by the Company on December 23, 2004 and December 30, 2004 in an aggregate principal amount of $275.0 million (the Convertible Debentures) and, approximately $7.6 million of the Company's 12½% Senior Subordinated Notes due 2010 (the 12½% Notes) which notes were not purchased in the Tender Offer;

•	senior in right of payment to any of our future indebtedness that is expressly subordinated in right of payment to the new notes; and

•	effectively junior in right of payment to all of the indebtedness of any of our subsidiaries which do not guarantee the new notes.

Similarly, the guarantee of each guarantor of the new notes will rank:

•	junior in right of payment to all of such guarantor's existing and future senior indebtedness, including its guarantee of borrowings under our credit facility;

•	equal in right of payment with any existing and future senior subordinated indebtedness of such guarantor, including its guarantee of the Convertible Debentures and its guarantee of approximately $7.6 million of the 12½% Notes which notes were not purchased in the tender offer;

•	senior in right of payment to any future indebtedness of such guarantor that is expressly subordinated in right of payment to the guarantee of the new notes; and

•	effectively junior in right of payment to all of the existing and future indebtedness of any subsidiary of a guarantor of the new notes if that subsidiary does not guarantee the new notes.

As of March 31, 2005, which includes (i) the consummation of the offering of our Convertible Debentures (after giving effect to the option to purchase additional Convertible Debentures in respect of such offering), (ii) the sale of the old notes, (iii) the entrance into and initial borrowings under our credit facility, (iv) the consummation of the tender offer pursuant to which we purchased approximately 88% of our 12½% Notes, (v) the repayment of all amounts under and termination of our previous credit facility and (vi) payment of related fees and expenses (collectively, the "Transactions"):

•	our senior indebtedness was approximately $137.3 million, including $31.3 million of outstanding letters of credit, all of which were secured, and we had $218.7 million of additional availability under our credit facility (all of which is secured);

•	the senior indebtedness of the guarantors of the new notes was approximately $131.1 million, including the secured guarantees of indebtedness under our credit facility;

•	we and the subsidiary guarantors had $282.6 million of other senior subordinated indebtedness outstanding, consisting of the Convertible Debentures and the guarantees thereof and approximately $7.6 million of the 12½% Notes which were not purchased in the Tender Offer and the guarantees thereof; and

•	our subsidiaries who did not guarantee the new notes had $6.2 million of indebtedness outstanding.

Change of Control	If we experience a change of control we will be required to repurchase the new notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the purchase date. See "Description of notes—Change of control."

Certain Covenants	The indenture governing the new notes contains certain covenants which will, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur indebtedness;

•	pay dividends or make distributions in respect of capital stock or make certain other restricted payments or investments;

•	sell assets, including capital stock of our restricted subsidiaries;

•	agree to payment restrictions affecting restricted subsidiaries;

•	enter into transactions with our affiliates; and

•	merge, consolidate or sell substantially all of our assets.

These covenants are subject to important exceptions and qualifications described under the heading "Description of notes—Covenants."

No Public Market	The new notes are new securities and there is currently no established trading market for the new notes. The initial purchasers have advised us that they presently intend to make a market in the new notes. However, you should be aware that they are not obligated to make a market in the new notes and may discontinue their market-making activities at any time without notice. As a result, a liquid market for the new notes may not be available if you try to sell your new notes. We do not intend to apply for a listing of the new notes on any securities exchange or any automated dealer quotation system.

SUMMARY HISTORICAL AND CONSOLIDATED FINANCIAL DATA

The following tables set forth our summary historical financial data as of and for the periods indicated. The summary financial data for the years ended December 31, 2002, 2003, 2004 and the balance sheet data as of December 31, 2003, 2004 have been derived from and should be read in conjunction with our audited consolidated financial statements, the notes thereto and the related "Management's discussion and analysis of financial condition and results of operations" section included in our Annual Report on Form 10-K for the year ended December 31, 2004, which are incorporated herein by reference. The summary historical financial data for the three months ended March 31, 2005 and the balance sheet data as of March 31, 2005 have been derived from, and should be read in conjunction with, our unaudited consolidated condensed financial statements, the notes thereto and the related "Management's discussion and analysis of financial condition and results of operations" section included in our Form 10-Q for the quarter ended March 31, 2005, which is incorporated herein by reference.

	Years Ended December 31,			Three Months Ended March 31, 2005
	2002	2003	2004(a)
	(in thousands, except per share amounts)
Statement of operations data:
Operating revenues:
Services	$382,818	$452,564	$590,984	$155,754
Sales	72,435	108,347	134,511	28,802
Total revenues	$455,253	$560,911	$725,495	$184,556
Cost of services	$221,038	$247,730	$318,989	$85,249
Cost of sales	47,412	76,082	92,231	20,274
Amortization of service contract software	4,930	5,312	5,799	1,623
Selling, general and administrative expenses	63,132	80,074	105,274	27,728
Depreciation and amortization	37,905	42,373	55,478	12,852
Operating income	$80,836	$109,340	$147,724	$36,830
Net income before preferred stock dividends	$39,732	$52,147	$65,742	$21,015
Net income available to common stockholders(b)	$32,248	$44,486	$61,021	$21,015
Basic net income available to common stockholders per share	$0.64	$0.74	$0.84	$0.24
Diluted net income available to common stockholders per share	$0.50	$0.59	$0.72	$0.23
Balance sheet data:
Cash, cash equivalents and short term investments		$79,373	$118,645	$89,936
Total assets		962,989	1,092,023	1,086,942
Total long-term debt (including current installments) and capital leases		532,163	610,878	588,635
Total stockholders' equity		237,152	300,564	324,611

(a)	Includes approximately $3,100 of non-recurring charges in the pari-mutuel segment.

(b)	After dividends on convertible preferred stock.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for the year ended October 31, 2000, the two months ended December 31, 2000, the years ended December 31, 2001, 2002, 2003 and 2004 and the three months ended March 31, 2005 are set forth in the table below. For the purpose of determining the ratio of earnings to fixed charges, "earnings" consist of earnings (loss) before income tax expense (benefit) plus fixed charges, and "fixed charges" consist of interest expense, including amortization of deferred financing costs, plus one-third of rental expense (this portion is considered to be representative of the interest factor).

	Year Ended October 31, 2000	Two Months Ended December 31, 2000	Years Ended December 31,				Three Months Ended March 31, 2005
			2001	2002	2003	2004
			(dollars in thousands)
Ratio of earnings to fixed charges	—	—	1.0x	1.3x	3.7x	3.6x	5.1x
Earnings shortfall	$29,058	$5,265

RISK FACTORS

Holders of old notes should carefully consider the following risk factors in addition to the other information contained in this prospectus before tendering their old notes in the exchange offer for new notes, although the risk factors (other than those dealing specifically with the new notes) are generally applicable to the old notes as well as the new notes. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, financial condition or results of operations. In the following discussion of risk factors, when we refer to the term "note" or "notes," we are referring to both the old notes and the new notes to be issued in the exchange offer.

Risks Relating to our Business

We operate in highly competitive industries and our success depends on our ability to effectively compete with numerous domestic and foreign lottery and pari-mutuel businesses.

The instant ticket and online lottery businesses are highly competitive. We face competition from a number of domestic and foreign instant ticket manufacturers, online lottery system providers and other competitors, some of which have substantially greater financial resources than we do. We continue to operate in a period of intense price-based competition. The award of contracts by state officials is influenced by factors including price, the ability to optimize lottery revenues through game design, technical capability, marketing capability and applications, the quality, dependability and upgrade capability of the network, production capacity, the security and integrity of a vendor's production operations, the experience, financial condition and reputation of a vendor and the satisfaction of other requirements and qualifications that lottery authorities may impose. Contract awards by lottery authorities are sometimes challenged by unsuccessful bidders, which can result in protracted legal proceedings that can result in delayed implementation or cancellation of the award. Any future success of our lottery business will also depend, in part, on the success of the lottery industry in attracting and retaining players in the face of increased competition for these players' entertainment dollars, as well as our own success in developing innovative products and systems to achieve this goal. Our failure to achieve this goal could reduce revenues from our lottery operations.

The market for pari-mutuel wagering services is also highly competitive, and certain of our competitors may have substantially greater financial and other resources than we do. We compete primarily on the basis of the design, performance, reliability and pricing of our products, as well as customer service. Our pari-mutuel customers face significant competition from other operators in the pari-mutuel business, other gaming venues such as casinos and state-sponsored lotteries and other forms of legal and illegal gaming. The continuing popularity of horse racing is important to the growth and operating results of our pari-mutuel business. Competition from sporting events and other forms of entertainment, and casinos, sports wagering services and other non-racetrack gaming operators, may reduce the attendance and amounts wagered at our customers' horse racing events, which could reduce our revenues.

While we have exclusive licenses for our OTB operations in the Netherlands and, subject to our compliance with certain licensing requirements, the right to operate in perpetuity substantially all off-track pari-mutuel wagering in Connecticut (except for OTB operations at two greyhound racetracks to which we provide video simulcasting services under separate contracts and OTB operations at Foxwoods Casino and The Mohegan Sun Casino, to which we provide facilities management services), our revenues may be adversely affected by competition for the consumer's wagering and entertainment dollar. Our venue management business competes with other pari-mutuel operations as well as other forms of gaming and other entertainment. Competition for wagers comes from casinos, racetracks, lotteries and other forms of legal and illegal gambling. Other gaming competitors operate in our licensed markets and in surrounding areas and compete for our customers, and additional competitors could be licensed, or existing regulations could be changed, so as to divert wagering activity from our OTB operations.

The market for prepaid phone cards is highly fragmented. Competition comes from other instant lottery ticket printers utilizing similar lottery security and printing technologies, as well as alternative printing and non-printing technologies. Our telecommunications products operations compete with other printing companies on the basis of price, availability, product features and product security. There is competition within our class of products and other technologies to provide the desired functionality. There are alternative technologies, such as smart cards, with which our products compete. Moreover, the cellular telephone industry is undergoing significant growth and rapid technology changes such that other technologies, including electronic commerce, could impact our growth opportunities and our customer relationships. Further, increasing price competition in the prepaid phone card business may continue to negatively affect our operating margins.

Our business is subject to evolving technology.

The markets for all of our products and services are affected by changing technology, new legislation and evolving industry standards. Our ability to anticipate or respond to such changes and to develop and introduce new and enhanced products and services on a timely basis will be a significant factor in our ability to expand, remain competitive, attract new customers and retain existing contracts.

We can give you no assurance that we will achieve the necessary technological advances, have the financial resources, introduce new products or services on a timely basis or otherwise have the ability to compete effectively in these markets.

We are heavily dependent on our ability to renew our long-term contracts with our customers in the lottery and pari-mutuel businesses, and we could lose substantial revenue if we are unable to renew certain of our contracts.

Generally, our lottery contracts are for initial terms of one to seven years, with optional renewal periods. Upon the expiration of a lottery contract, including any extensions thereof, lottery authorities may award new contracts through a competitive bidding process. Contracts representing a substantial majority of our annual revenues from lottery contracts are scheduled to expire or reach optional extension dates during the next three years.

Our lottery contracts typically permit a lottery authority to terminate the contract at any time for material failure to perform, other specified reasons and in many cases, for no reason at all, without penalty. In addition, lottery contracts to which we are a party frequently contain exacting implementation schedules and performance requirements. Failure to meet these schedules and requirements may result in substantial monetary liquidated damages, as well as possible contract termination. We are also required by certain of our lottery customers to provide surety, or performance, bonds. We cannot assure you that we will continue to be able to obtain performance bonds on commercially reasonable terms or at all. Our inability to provide such bonds would materially and adversely affect our ability to renew existing, or obtain new, lottery contracts.

Our contracts for the provision of pari-mutuel wagering services are typically for initial terms of five years. Contracts accounting for a majority of our current annual pari-mutuel revenues are scheduled to expire during the next three years.

There can be no assurance that our current lottery or pari-mutuel contracts will be extended or that we will be awarded new lottery or pari-mutuel contracts as a result of competitive bidding processes in the future. The termination, expiration or failure to renew one or more of our contracts could cause us to lose substantial revenue.

Our ability to bid on new online lottery and pari-mutuel contracts is dependent upon our ability to fund required up-front capital expenditures through our cash from operations or through financings.

Our online lottery and pari-mutuel contracts generally require significant up-front capital expenditures for terminal assembly, software customization and implementation, systems and equipment installation and telecommunications configuration. Historically we have funded these up-front costs through cash flows generated from operations, available cash on hand and borrowings under our credit facilities. Our ability to continue to procure new contracts will depend on, among other things, our then present liquidity levels or our ability to obtain additional financing at commercially acceptable terms to finance the initial up-front costs. If we do not have adequate liquidity or are unable to obtain financing for these up-front costs on favorable terms or at all, we may not be able to bid on certain contracts, which could restrict our ability to grow and have a material adverse effect on our future profitability.

Our business depends on the protection of our intellectual property and proprietary information.

We believe that our success depends, in part, on protecting our intellectual property in the United States and in foreign countries. Our intellectual property includes certain patents and trademarks relating to our instant ticket games and wagering systems, as well as proprietary or confidential information that is not subject to patent or similar protection. Our intellectual property protects the integrity of our games, systems, products and services, which is a core value of the industries in which we operate. For example, our intellectual property is designed to ensure the security of the printing of our instant lottery tickets and prepaid phone cards and provides simple and secure validation of our lottery tickets. Competitors may independently develop similar or superior products, software, systems or business models. In cases where our intellectual property is not protected by an enforceable patent, such independent development may result in a significant diminution in the value of our intellectual property.

We cannot assure you that we will be able to protect our intellectual property. We enter into confidentiality or license agreements with our employees, vendors, consultants, and, to the extent legally permissible, our customers, and generally control access to, and the distribution of, our game designs, systems and other software documentation and other proprietary information, as well as the designs, systems and other software documentation and other information we license from others. Despite our efforts to protect these proprietary rights, unauthorized parties may try to copy our gaming products, business models or systems, use certain of our confidential information to develop competing products, or develop independently or otherwise obtain and use our gaming products or technology, any of which could have a material adverse effect on our business. Policing unauthorized use of our technology is difficult and expensive, particularly because of the global nature of our operations. The laws of other countries may not adequately protect our intellectual property.

We cannot assure you that our business activities, games, products and systems will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us. Any such claim and any resulting litigation, should it occur, could subject us to significant liability for damages and could result in invalidation of our proprietary rights, distract management, and/or require us to enter into costly and burdensome royalty and licensing agreements. Such royalty and licensing agreements, if required, may not be available on terms acceptable to us, or may not be available at all. In the future, we may also need to file lawsuits to defend the validity of our intellectual property rights and trade secrets, or to determine the validity and scope of the proprietary rights of others. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources.

We rely on products and technologies that we license from third parties. We cannot assure you that these third-party licenses, or the support for such licenses, will continue to be available to us on commercially reasonable terms.

Our business competes on the basis of the security of our systems and products.

We believe that our success depends, in part, on providing secure products and systems to our vendors and customers. Attempts to penetrate security measures may come from various combinations of customers, retailers, vendors, employees and others. We constantly assess the adequacy of our security systems to protect against any material loss to any of our customers.

In our lottery business, we employ numerous security safeguards, including bar coding and providing additional layers of protection in our instant tickets. We also incorporate this security technology in our prepaid phone cards. We have effected security measures in the areas of ticket specifications, production, packaging, delivery, distribution and accounting. We also incorporate computer function safeguards, including secure ticket data, control number encryption, winner file data, and ticket stock control, in our data processing and in the computer operations phase. In addition, we also retain a major public accounting firm to perform agreed upon security procedures for each game produced before it is sent to the customer.

As the incidence and severity of publicly reported cases of physical and computer crime continue, major lotteries periodically reassess key security questions concerning the vulnerability of lottery games. Although we have not uncovered any practical, economically feasible way to breach the security of our instant tickets or online lottery games that could result in a material loss to any of our customers, we cannot assure you that security breaches will not occur.

In our pari-mutuel business, our wholly-owned pari-mutuel wagering subsidiary, Autotote Systems, Inc., experienced a breach of security by an employee who altered betting data on previously placed wagering tickets — the $3 million "winning" wager on the races constituting the Pick Six at the Breeders' Cup at Arlington Park in Illinois on October 26, 2002, as well as two other multiple-race wagers from earlier in the month. The employee also engaged in a scheme whereby he used his authorized access to duplicate uncashed winning tickets. We discovered evidence of the employee's wrongdoing during our review of the Breeders' Cup Pick Six wager and immediately terminated the employee before any financial loss to bettors occurred.

Following the Breeders' Cup incident, we and the other pari-mutuel industry totalizator companies agreed to industry-wide security improvements, including the installation of software necessary to scan all wagering pools in connection with multi-race wagers after each race of a multi-race wager. We also engaged Kroll Inc., a leading worldwide risk mitigation and security company, to conduct a separate review of our physical security, operational controls, hiring practices and internal compliance. Kroll made recommendations to further enhance our security and we have implemented those recommendations. In addition, we have begun the deployment of a new control system to operate every one of our totalizator systems. This independent system runs in parallel with our computers, records data in real time and allows for a review by a third party of all data against the live system.

Although we believe that the foregoing actions will provide sufficient security for our wagering systems, there can be no assurance that our business might not be affected by a security breach. Any such security breach could have a material adverse impact on our business.

The lottery and pari-mutuel industries are subject to strict government regulations that may limit our existing operations and have a negative impact on our ability to grow.

In the United States and many other countries, lotteries, pari-mutuel wagering and other forms of wagering must be expressly authorized by law. Once authorized, such activities are subject to extensive and evolving governmental regulation. Moreover, such gaming regulatory requirements vary from jurisdiction to jurisdiction. Therefore, we are subject to a wide range of complex gaming laws and regulations in the jurisdictions in which we are licensed. Most jurisdictions require that we be licensed, that our key personnel and certain of our security holders be found suitable or be licensed, and that our products be reviewed and approved before placement. If a license, approval or finding of suitability is required by a regulatory authority and we fail to seek or do not receive the necessary approval, license or finding of suitability, then we may be prohibited from distributing our products for use in the respective jurisdiction. Furthermore, most jurisdictions have ongoing reporting requirements for certain transactions and are concerned with our accounting practices, internal controls, business relationships, and the fair operation of our products.

The regulatory environment in any particular jurisdiction may change in the future, and any such change could have a material adverse effect on our results of operations. Moreover, we can give you no assurance that the operation of lotteries, pari-mutuel wagering facilities, video gaming industry machines, Internet gaming or other forms of lottery or wagering systems will be approved by additional jurisdictions or that those jurisdictions in which these lottery and wagering activities are currently permitted will continue to permit such activities.

We are required to obtain and maintain licenses from various state and local jurisdictions in order to operate certain aspects of our pari-mutuel business and we are subject to extensive background investigations and suitability standards in our lottery business. We also will become subject to regulation in any other jurisdiction where our customers operate in the future. There can be no assurance that we will be able to obtain new licenses or renew any of our licenses, and the loss, denial or non-renewal of any of our licenses could have a material adverse effect on our business. Lottery authorities generally conduct background investigations of the winning vendor and its employees prior to and after the award of a lottery contract. Generally, regulatory authorities have broad discretion when granting, renewing or revoking these approvals and licenses. Lottery authorities with which we do business may require the removal of any of our employees deemed to be unsuitable and are generally empowered to disqualify us from receiving a lottery contract or operating a lottery system as a result of any such investigation. Our failure, or the failure of any of our key personnel, systems or machines, in obtaining or retaining a required license or approval in one jurisdiction could negatively impact our ability (or the ability of any of our key personnel, systems or gaming machines) to obtain or retain required licenses and approvals in other jurisdictions. The failure to obtain or retain a required license or approval in any jurisdiction would decrease the geographic areas where we may operate and generate revenues, decrease our share in the gaming marketplace and put us at a disadvantage compared with our competitors.

Some jurisdictions also require extensive personal and financial disclosure and background checks from persons and entities beneficially owning a specified percentage (typically 5% or more) of our equity securities. The failure of these beneficial owners to submit to such background checks and provide required disclosure could jeopardize the award of a lottery contract to us or provide grounds for termination of an existing lottery contract. These licensing procedures and background investigation also may inhibit potential investors from becoming significant shareholders. Additional restrictions are often imposed by international jurisdictions in which we market our lottery systems on foreign corporations, such as us, seeking to do business in such jurisdictions. Similar restrictions and considerations are also applicable to our pari-mutuel business.

There also have been and may continue to be investigations of various types conducted by governmental authorities into possible improprieties and wrong-doing in connection with efforts to obtain and/or the awarding of lottery contracts and related matters. As such, because our reputation for integrity is an important factor in our business dealings with lottery and other governmental agencies, a governmental allegation or a finding of improper conduct on our part or attributable to us in any manner could have a material adverse effect on our business, including our ability to retain existing contracts or to obtain new or renewal contracts. In addition, any adverse publicity resulting from such an investigation could have a material adverse effect on our reputation and business.

Currently, account wagering operations, through which pari-mutuel customers place wagers by phone or via the Internet on thoroughbred, harness or greyhound racing, may be conducted only from certain jurisdictions and only through licensed wagering operators in certain jurisdictions. While we believe that the activities of our pari-mutuel businesses comply with all applicable laws, law enforcement authorities in certain jurisdictions have opposed the expansion of wagering via telephone and the Internet and state regulators have expressed concerns to us regarding such wagering by their citizens through our account wagering systems and the racetracks serviced by our pari-mutuel wagering systems. We cannot assure you that our activities or the activities of our customers will not become the subject of law enforcement proceedings or that any such proceedings would not have a material adverse impact on us or our business plans.

We have developed and implemented an internal compliance program in an effort to ensure that we comply with legal requirements imposed in connection with our wagering-related activities, as well as legal requirements generally applicable to all publicly traded corporations. The compliance program is run on a day-to-day basis with two full-time compliance officers and is overseen by the Compliance Committee authorized by our board of directors. While we are firmly committed to full compliance with all applicable laws, there can be no assurance that such steps will prevent the violation of one or more laws or regulations, or that a violation by us or an employee will not result in the imposition of a monetary fine or suspension or revocation of one or more of our licenses.

Gaming opponents persist in their efforts to curtail the expansion of legalized gaming, which, if successful, could limit our existing operations.

Legalized gaming is subject to opposition from gaming opponents. We can give you no assurance that this opposition will not succeed in preventing the legalization of gaming in jurisdictions where these activities are presently prohibited or prohibiting or limiting the expansion of gaming where it is currently permitted, in either case to the detriment of our business, financial condition, results and prospects.

Our ability to complete future acquisitions of gaming and related businesses successfully could limit our future growth.

Part of our corporate strategy is to continue to pursue expansion and acquisition opportunities in gaming and related businesses, such as our acquisition of OES, and we could face significant challenges in managing and integrating the expanded or combined operations including acquired assets, operations and personnel. We cannot assure you that acquisition opportunities will be available on acceptable terms or at all or that we will be able to obtain necessary financing or regulatory approvals to complete such potential acquisitions. Our ability to succeed in implementing our strategy will depend to some degree upon the ability of our management to identify, complete and successfully integrate commercially viable acquisitions. Acquisition transactions may disrupt our ongoing business and distract management from other responsibilities.

Our revenues fluctuate due to seasonal, weather and other variations and you should not rely upon our quarterly operating results as indications of future performance.

Our pari-mutuel service revenues are subject to seasonal and weather variations. The first and fourth quarters of the calendar year traditionally comprise the weakest period for our pari-mutuel wagering service revenue. As a result of inclement weather during the winter months, a number of racetracks do not operate and those that do operate often experience missed racing days. This adversely affects the amounts wagered and our corresponding service revenues. Wagering equipment sales and software license revenues usually reflect a limited number of large transactions, which may not recur on an annual basis. Consequently, revenues and operating results can vary substantially from period to period as a result of the timing of revenue recognition for major equipment sales and software license revenue. In addition, instant ticket and prepaid phone card sales may vary depending on the season and timing of contract awards, changes in customer budgets, ticket inventory levels, lottery retail sales and general economic conditions.

We are dependent on suppliers and contract manufacturers, and any failure of these parties to meet our performance and quality standards or requirements could cause us to incur additional costs or lose customers.

Our production of instant lottery tickets and prepaid phone cards, in particular, depends upon a continuous supply of raw materials, supplies, power and natural resources. Our operating results could be adversely affected by an interruption or cessation in the supply of these materials.

We simulcast live racing events by transmitting audio and/or video signals from one facility to a satellite for reception by wagering locations across the country. Our access to satellite service is provided pursuant to long-term contracts. The technical failure of the satellite through which we transmit substantially all of our racing events would require us to obtain other satellite access. We have no assurance of access to such other satellites, or, if available, whether the use of such other satellites could be obtained on favorable terms or in a timely manner. While satellite failures are infrequent, the operation of the satellite is outside of our control.

We have foreign operations, which subjects us to additional risks.

Our business in foreign markets subjects us to risks customarily associated with such operations, including:

•	foreign withholding taxes on our subsidiaries' earnings that could reduce cash flow available to meet our required debt service and our other obligations;

•	the complexity of foreign laws, regulations and markets;

•	the impact of foreign labor laws and disputes; and

•	other economic, tax and regulatory policies of local governments.

Our consolidated financial results are significantly affected by foreign currency exchange rate fluctuations. Foreign currency exchange rate exposures arise from current transactions and anticipated transactions denominated in currencies other than U.S. dollars and from the translation of foreign currency balance sheet accounts into U.S. dollar-denominated balance sheet accounts. We are exposed to currency exchange rate fluctuations because a significant portion of our revenues is denominated in currencies other than the U.S. dollar, particularly the British pound sterling and the euro. Exchange rate fluctuations have in the past adversely affected our operating results and cash flows and may continue to adversely affect our results of operations and cash flows and the value of our assets outside the United States.

We cannot assure you that we will be able to operate successfully in any foreign market.

Certain holders of our common stock exert significant influence over the Company and make decisions with which other stockholders may disagree.

In August 2004, the holders of our then outstanding Series A Convertible Preferred Stock were issued shares of our Class A common stock in connection with the conversion of all such preferred stock. Such holders currently are entitled to appoint four of the ten (with nine currently in office) members of our board of directors, and certain actions of the Company require the approval of such holders. As a result, these holders have the ability to exert significant influence over our business and may make decisions with which other stockholders may disagree, including, among other things, to delay, discourage or prevent a change of control of the Company or a potential merger, consolidation, tender offer, takeover or other business combination.

If certain of our key personnel leave us, our business will be significantly adversely affected.

We depend on the continued performance of A. Lorne Weil, our Chairman and Chief Executive Officer, and the members of our senior management team. Mr. Weil has extensive experience in the lottery and pari-mutuel businesses and has contributed significantly to the growth of our business. If we lose the services of Mr. Weil or any of our other senior officers and cannot find suitable replacements for such persons in a timely manner, it could have a material adverse effect on our business.

We could incur costs in the event of violations of or liabilities under environmental laws.

Our operations and real properties are subject to U.S. and foreign environmental laws and regulations, including those relating to air emissions, the management and disposal of hazardous substances and wastes, and the cleanup of contaminated sites. We could incur costs, including cleanup costs, fines or penalties, and third-party claims as a result of violations of or liabilities under environmental laws. Some of our operations require environmental permits and controls to prevent or reduce environmental pollution, and these permits are subject to review, renewal and modification by issuing authorities. We believe that our operations are currently in substantial compliance with all environmental laws, regulations and permits and have not historically incurred material costs for noncompliance with, or liabilities under, these requirements.

Failure to perform under our lottery contracts may result in substantial monetary liquidated damages, as well as contract termination.

Our business subjects us to certain risks of litigation, including potential allegations that we have not fully performed under our contracts or that goods or services we supply are defective in some respect. Litigation is pending in Colombia arising out of the termination of certain Colombian lottery contracts in 1993. An agency of the Colombian government has asserted claims against certain parties, including our subsidiary Scientific Games International, Inc. ("SGI"), which owned a minority interest in the former operator of the Colombian national lottery. The claims are for, among other things, contract penalties, interest and the costs of a bond issued by a Colombian surety. SGI has been advised by Colombian counsel that it has various defenses on the merits as well as procedural defenses. Although we believe that any potential losses arising from this litigation will not result in a material adverse effect on our consolidated financial position or results of operations, we cannot predict the final outcome, and there can be no assurance that this litigation might not be finally resolved adversely to us or result in material liability.

We have experienced a material weakness in our internal controls. If we fail to maintain an effective system of internal controls over financial reporting, we may not be able to accurately report our financial results, which could have a material adverse effect on our business, financial condition and the market value of our securities.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports. If we cannot provide reliable financial reports, our reputation and operating results may be harmed. We have, at the end of 2004, discovered, and may in the future discover, areas of our internal controls over financial reporting that need improvement. We identified that a material weakness in the design of internal controls over financial reporting existed at December 31, 2004 because we had insufficient personnel resources and technical accounting expertise within the accounting function to resolve certain non-routine or complex accounting matters, such as the treatment of our 20% minority equity interest in an Italian consortium.

During 2004, we had incorrectly accounted for our interest in that Italian consortium (which was formed in 2003 and began operations in mid 2004). An adjustment for this matter along with certain other adjustments related to non-routine or complex accounting matters, which in the aggregate were material to the financial statements, were necessary to fairly present the financial statements for the year ended December 31, 2004 in accordance with generally accepted accounting principles in the United States. This deficiency was identified during the year end audit process and represents a material weakness in the design of our internal controls.

We are in the process of remediating this weakness. Subsequent to December 31, 2004, we changed the design of internal controls over non-routine and complex accounting matters through the re-assignment of responsibilities for certain accounting personnel, the identification of outside resources that we can consult with on complex issues and the formation of two committees which are now responsible for reviewing all non-routine and complex accounting matters and preparing formal reports on their conclusions. We are continuing to evaluate additional controls and procedures which we can implement and may add additional accounting personnel during fiscal 2005. We do not anticipate that the cost of this remediation effort will be material to our financial statements.

We cannot be certain that these measures, and any other steps we may take, will ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operations or results or cause us to not to meet our reporting obligations or materially and adversely impact our business, our financial condition and the market value of our securities.

Risk Relating to the Notes

Our indebtedness could make it more difficult to pay our debts, divert our cash flow from operations for debt payments, limit our ability to borrow funds and increase our vulnerability to general adverse economic and industry conditions.

We incurred debt of approximately $122.0 million under our credit facility and through the issuance of $200 million of the old notes and the issuance of $275 million of the Convertible Debentures in order to repay in full borrowings under our Amended and Restated Credit Agreement, dated as of November 6, 2003, among the Company, the lenders party thereto and The Bank of New York, as administrative agent (our previous credit facility), finance the purchase of approximately 88% of our 12½% Notes pursuant to the tender offer and finance transaction costs and expenses in connection with the Transactions. As of March 31, 2005, which includes consummation of the Transactions, we had total debt of approximately $588.6 million, or approximately 64% of our total capitalization. Our debt service obligations with respect to this new debt could have an adverse impact on our earnings and cash flow for as long as the indebtedness is outstanding.

Our indebtedness could have important consequences to holders of our notes. For example, it could:

•	make it more difficult to pay our debts, including payments on the notes, as they become due during general negative economic and market industry conditions because if our revenues decrease due to general economic or industry conditions, we may not have sufficient cash flow from operations to make our scheduled debt payments;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	require a substantial portion of our cash flow from operations for debt payments, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

•	make us more highly leveraged than some of our competitors, which could place us at a competitive disadvantage; and

•	limit our ability to borrow additional funds.

Despite our current levels of debt, we may still incur more debt and increase the risks described above.

We may be able to incur significant additional indebtedness in the future. For example, as of March 31, 2005, which includes consummation of the Transactions, there was $218.7 million of additional availability under the revolving portion of our credit facility. If we or our subsidiaries add new debt to our current debt levels, the related risks that we and they now face could intensify, making it less likely that we will be able to fulfill our obligations to holders of the notes.

We may not have sufficient cash flows from operating activities, cash on hand and available borrowings under our credit facility to service our indebtedness and meet our other cash needs. These obligations require a significant amount of cash.

Our ability to make payments on and to refinance our indebtedness will depend on our ability to generate cash in the future. This, to some extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We cannot assure you that our future cash flow will be sufficient to meet our obligations and commitments. If we are unable to generate sufficient cash flow from operations in the future to service our indebtedness and to meet our other commitments, we will be required to adopt one or more alternatives, such as refinancing or restructuring our indebtedness (including the notes), selling material assets or operations or seeking to raise additional debt or equity capital. We cannot assure you that any of these actions could be effected on a timely basis or on satisfactory terms or at all, or that these actions would enable us to continue to satisfy our capital requirements. In addition, our existing or future debt agreements, including the indenture and our credit agreement, contain, and will likely contain, restrictive covenants prohibiting us from adopting any of these alternatives. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debt. See "Description of certain indebtedness" and "Description of notes."

Our credit agreement and the indenture governing the notes impose certain restrictions. Failure to comply with any of these restrictions could result in acceleration of our debt. Were this to occur, we would not have sufficient cash to pay our accelerated indebtedness.

The operating and financial restrictions and covenants in our debt agreements, including our credit agreement, the indenture governing the notes, may adversely affect our ability to finance future operations or capital needs or to engage in new business activities. Our credit agreement and/or the indenture restrict our ability to, among other things:

•	declare dividends or redeem or repurchase capital stock;

•	prepay, redeem or purchase other debt;

•	incur liens;

•	make loans, guarantees, acquisitions and investments;

•	incur additional indebtedness;

•	engage in sale and leaseback transactions;

•	amend or otherwise alter debt and other material agreements;

•	make capital expenditures;

•	engage in mergers, acquisitions or asset sales;

•	transact with affiliates; and

•	alter the business we conduct.

In addition, the credit agreement requires us to maintain certain financial ratios. As a result of these covenants and ratios, we are limited in the manner in which we can conduct our business, and may be unable to engage in favorable business activities or finance future operations or capital needs. Accordingly, these restrictions may limit our ability to successfully operate our business. A failure to comply with the restrictions contained in our credit agreement or the indenture, or to maintain the financial ratios in our credit agreement, could lead to an event of default which could result in an acceleration of the indebtedness. We cannot assure you that our future operating results will be sufficient to enable compliance with the covenants in our credit agreement, the indenture or other indebtedness or to remedy any such default. In addition, in the event of an acceleration, we may not have or be able to obtain sufficient funds to make any accelerated payments, including those under the notes. See "Description of certain indebtedness" and "Description of notes."

The old notes are not, and the new notes will not be, secured by any of our assets. However, our credit agreement is secured and, therefore, our bank lenders have a prior claim on our and certain of our subsidiaries' assets.

The old notes are not, and the new notes will not be, secured by any of our assets. However, our credit agreement is secured by a pledge of our and our existing and future domestic subsidiaries' assets, including all of the stock of our existing and future foreign subsidiaries held by us or our domestic subsidiaries. If we become insolvent or are liquidated, or if payment under any of the instruments governing our secured debt is accelerated, the lenders under these instruments will be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to instruments governing such debt. Accordingly, the lenders under our credit agreement have a prior claim on certain of our and our subsidiary guarantors' assets. Because the old notes are not, and the new notes will not be, secured by any of our assets, it is possible that our remaining assets might be insufficient to satisfy your claims in full. In addition, the terms of the notes allow us to secure significant amounts of debt with our assets, all of which would be senior to the notes.

Your right to receive payments on the notes is subordinated to our senior debt and the senior debt of the subsidiary guarantors.

Payment on the notes will be subordinated in right of payment to all of our and the subsidiary guarantors' senior debt, including our and their obligations under our credit agreement. As a result, upon any distribution to our or the subsidiary guarantors' creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the subsidiary guarantors or our or their property, the holders of senior debt will be entitled to be paid in full in cash before any payment may be made on the notes. In these cases, sufficient funds may not be available to pay all of our creditors, and holders of notes may receive less, ratably, than the holders of senior debt and, due to the turnover provisions in the indenture, less, ratably, than the holders of unsubordinated obligations, including trade payables. See "Description of notes—Ranking." In addition, all payments on the notes and the guarantees will be blocked in the event of a payment default on senior debt and may be blocked for limited periods in the event of certain nonpayment defaults on our credit facility.

As of March 31, 2005, which includes consummation of the Transactions, the old notes and the subsidiary guarantees were subordinated to approximately $137.3 million of senior indebtedness,

including $31.3 million of outstanding letters of credit. We will be permitted to incur additional indebtedness, including senior debt, in the future under the terms of the indenture.

We will rely in part on our subsidiaries for funds necessary to meet our financial obligations, including the notes.

We conduct most of our activities through our subsidiaries. We will depend in part on those subsidiaries for dividends and other payments to generate the funds necessary to meet our financial obligations, including the payment of principal and interest on the notes. We cannot assure you that the earnings from, or other available assets of, these operating subsidiaries, together with our own operations, will be sufficient to enable us to pay principal or interest on the notes when due.

Federal or state laws allow courts, under specific circumstances, to void debts, including guarantees, and could require holders of notes to return payments received from us and the subsidiary guarantors.

If a bankruptcy proceeding or lawsuit were to be initiated by unpaid creditors, the notes and the subsidiary guarantees of the notes could come under review for federal or state fraudulent transfer violations. Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, obligations under the notes or a subsidiary guarantee of the notes could be voided, or claims in respect of the notes or a subsidiary guarantee of the notes could be subordinated to all other debts of the debtor or that subsidiary guarantor if, among other things, the debtor or the subsidiary guarantor, at the time it incurred the debt evidenced by such notes or subsidiary guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such debt or guarantee; and

•	one of the following applies:

•	it was insolvent or rendered insolvent by reason of such incurrence;

•	it was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	it intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by the debtor or that subsidiary guarantor under the notes or subsidiary guarantee of the notes could be voided and required to be returned to the debtor or subsidiary guarantor, as the case may be, or deposited in a fund for the benefit of the creditors of the debtor or subsidiary guarantor.

The measure of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a debtor or a subsidiary guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair salable value of all its assets;

•	the present fair salable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be sure as to the standards that a court would use to determine whether or not a subsidiary guarantor was solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the guarantees of the notes would not be voided or subordinated to the subsidiary guarantor's other debt.

If a subsidiary guarantee was legally challenged, it could also be subject to the claim that, because it was incurred for our benefit, and only indirectly for the benefit of the subsidiary guarantor, the obligations of the subsidiary guarantor were incurred for less than fair consideration.

A court could thus void the obligations under a subsidiary guarantee or subordinate a subsidiary guarantee to a subsidiary guarantor's other debt or take other action detrimental to holders of the notes.

The notes will be structurally subordinated to the obligations of our non-guarantor subsidiaries. Your right to receive payment on the notes could be adversely affected if any of our non-guarantor subsidiaries declare bankruptcy, liquidate or reorganize.

Some but not all of our subsidiaries guaranteed the old notes and will guarantee the new notes. Our foreign subsidiaries are not guarantors on the notes, and will become so in the future only if they guarantee other debt of us or any of our domestic restricted subsidiaries. Furthermore, a guarantee of the notes may be released under the circumstances described under "Description of notes— Guarantees." Our obligations under the old notes are, and under the new notes will be, structurally subordinated to the obligations of our non-guarantor subsidiaries (or to those of any subsidiary whose guarantee is voided as provided above). Holders of notes will not have any claim as a creditor against our subsidiaries that are not guarantors of the notes. Therefore, in the event of any bankruptcy, liquidation or reorganization of a non-guarantor subsidiary, the rights of the holders of notes to participate in the assets of such non-guarantor subsidiary will rank behind the claims of that subsidiary's creditors, including trade creditors (except to the extent we have a claim as a creditor of such subsidiary) and preferred stockholders of such subsidiaries, if any. For the year ended December 31, 2004, our non-guarantor subsidiaries had net sales of approximately $171.2 million and operating income of approximately $22.1 million. As of March 31, 2005, such non-guarantor subsidiaries represented approximately 17.3% of our total assets and had total third party liabilities outstanding of $65.4 million.

We may be unable to finance a change of control offer.

If certain change of control events occur, we will be required to make an offer for cash to purchase the notes at 101% of their principal amount, plus accrued and unpaid interest and additional interest, if any. However, we cannot assure you that we will have the financial resources necessary to purchase the notes upon a change of control or that we will have the ability to obtain the necessary funds on satisfactory terms, if at all. A change of control would result in an event of default under our credit agreement and may result in a default under other of our indebtedness that may be incurred in the future. The credit agreement prohibits the purchase of outstanding notes prior to repayment of the borrowings under the credit agreement and any exercise by the holders of the notes of their right to require us to repurchase the notes will cause an event of default under our credit agreement. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "Change of Control" under the indenture. See "Description of notes—Change of control."

Risks Related to the Exchange Offer

If you fail to follow the exchange offer procedures, your old notes will not be accepted for exchange.

We will not accept your old notes for exchange if you do not follow the exchange offer procedures. We will issue new notes as part of this exchange offer only after timely receipt of your old notes, a properly completed and duly executed letter of transmittal and all other required documents or if you comply with the guaranteed delivery procedures for tendering your old notes. Therefore, if you want to tender your old notes, please allow sufficient time to ensure timely delivery. If we do not receive your old notes, letter of transmittal, and all other required documents by the expiration date of the exchange offer, or you do not otherwise comply with the guaranteed delivery procedures for tendering your old notes, we will not accept your old notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange. If there are defects or irregularities with respect to your tender of old notes, we will not accept your old notes for exchange unless we decide in our sole discretion to waive such defects or irregularities.

Any outstanding old notes after the consummation of the exchange offer will continue to be subject to existing transfer restrictions, and the holders of old notes after the consummation of the exchange offer may not be able to sell their old notes.

We did not register the old notes under the Securities Act or any state securities laws, nor do we intend to do so after the exchange offer. As a result, the old notes may only be transferred in limited circumstances under the securities laws. If you do not exchange your old notes in the exchange offer, you will lose your right to have the old notes registered under the Securities Act, subject to certain limitations. If you continue to hold old notes after the exchange offer, you may be unable to sell the old notes. Old notes that are not tendered or are tendered but not accepted will, following the exchange offer, continue to be subject to existing transfer restrictions.

Lack of an active market for the new notes may adversely affect the liquidity and market price of the new notes.

While the old notes are presently eligible for the PORTAL® Market, there is no existing market for the new notes. We do not intend to apply for a listing of the new notes on any securities exchange. We do not know if an active public market for the new notes will develop or, if developed, will continue. If an active public market does not develop or is not maintained, the market price and liquidity of the new notes may be adversely affected. We cannot make any assurances regarding the liquidity of the market for the new notes, the ability of holders to sell their new notes or the price at which holders may sell their new notes. In addition, the liquidity and the market price of the new notes may be adversely affected by changes in the overall market for securities similar to the new notes, by changes in our business, financial condition or results of operations and by changes in conditions in our industry.

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. Because we are exchanging the new notes for the old notes, which have substantially identical terms, the issuance of the new notes will not result in any increase in our indebtedness. The exchange offer is intended to satisfy our obligations under the registration rights agreement.

CAPITALIZATION

The following is a summary of our consolidated debt and total capitalization as of March 31, 2005. You should read this table in conjunction with "Summary financial data," "Selected financial data" and our consolidated financial statements and related sections included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, which report is incorporated by reference herein.

As of March 31, 2005
(in thousands)
Debt:
Revolving credit facility(1)	$—
Term loan	99,750
12½% Senior Subordinated Notes(1)	7,645
Capital leases and other indebtedness	6,240
6¼% Senior Subordinated Notes(1)	200,000
0.75% Convertible Senior Subordinated Debentures(1)	275,000
Total debt	588,635
Stockholders' equity:
Class A common stock	891
Additional paid-in capital(2)	412,181
Accumulated losses	(87,613)
Treasury stock, at cost	(9,403)
Accumulated other comprehensive income	8,555
Total stockholders' equity	324,611
Total capitalization	$913,246

(1)	Amounts do not include accrued and unpaid interest.

(2)	Reflects the net cost of the convertible bond hedge and warrant option transactions.

THE EXCHANGE OFFER

Purpose of the exchange offer

Simultaneously with the issuance and sale of the old notes on December 23, 2004 the issuer and the subsidiary guarantors entered into a registration rights agreement with J.P. Morgan Securities Inc., Bear, Stearns & Co. Inc., and other financial institutions named in the agreement, the initial purchasers of the old notes. Under the registration rights agreement, the issuer and the subsidiary guarantors agreed, among other things, to:

•	use their commercially reasonable efforts to file with the SEC an exchange offer registration statement relating to the new notes;

•	use their commercially reasonable efforts to have the registration statement declared effective by the SEC and remain effective until 180 days after the closing of the exchange offer; and

•	use their commercially reasonable efforts to complete an exchange offer, in which new notes will be issued in exchange for old notes, not later than 60 days after the registration statement is declared effective.

The issuer and the subsidiary guarantors are conducting the exchange offer to satisfy these obligations under the registration rights agreement.

Under some circumstances, the issuer and the subsidiary guarantors may be required to file and use their commercially reasonable efforts to cause to be declared effective by the SEC, in addition to or in lieu of the exchange offer registration statement, a shelf registration statement covering resales of the old notes. If the issuer and the subsidiary guarantors fail to meet specified deadlines under the registration rights agreement, then the issuer, and, to the extent of their guarantees of the notes, the subsidiary guarantors, will be obligated to pay liquidated damages to holders of the old notes. See "Description of notes—Registration rights."

Terms of the exchange offer

The issuer and the subsidiary guarantors are offering to exchange an aggregate principal amount of up to $200 million of new notes and guarantees thereof for a like aggregate principal amount of old notes and guarantees thereof. The form and the terms of the new notes are identical in all material respects to the form and the terms of the old notes except that the new notes:

•	will have been registered under the Securities Act;

•	will not be subject to restrictions on transfer under the Securities Act;

•	will not be entitled to the registration rights that apply to the old notes; and

•	will not be subject to any increase in annual interest rate as described below under "Description of notes—Registration rights."

The new notes evidence the same debt as the old notes exchanged for the new notes and will be entitled to the benefits of the same indenture under which the old notes were issued, which is governed by New York law. For a complete description of the terms of the new notes, see "Description of notes." We will not receive any cash proceeds from the exchange offer.

The exchange offer is not extended to holders of old notes in any jurisdiction where the exchange offer would not comply with the securities or blue sky laws of that jurisdiction.

As of the date of this prospectus, $200 million aggregate principal amount of old notes is outstanding and registered in the name of Cede & Co., as nominee for DTC. Only registered holders of the old notes, or their legal representatives and attorneys-in-fact, as reflected on the records of the trustee under the indenture, may participate in the exchange offer. The issuer and the subsidiary guarantors will not set a fixed record date for determining registered holders of the old notes entitled to participate in the exchange offer. This prospectus, together with the letter of transmittal, is being sent to all registered holders of old notes and to others believed to have beneficial interests in the old notes.

Upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal, the issuer will accept for exchange old notes which are properly tendered on or before the expiration date and not withdrawn as permitted below. As used in this section of the prospectus entitled, "The exchange offer," the term "expiration date" means 5:00 p.m., New York City time, on August 25, 2005. If, however, the issuer and the subsidiary guarantors, in their sole discretion, extend the period of time for which the exchange offer is open, the term "expiration date" means the latest time and date to which the exchange offer is so extended. old notes tendered in the exchange offer must be in denominations of the principal amount of $1,000 and any integral multiple of $1,000 in excess thereof.

If you do not tender your old notes or if you tender old notes that are not accepted for exchange, your old notes will remain outstanding and continue to accrue interest but will not retain any rights under the registration rights agreement. Existing transfer restrictions would continue to apply to old notes that remain outstanding. See "—Consequences of failure to exchange old notes" for more information regarding old notes outstanding after the exchange offer. Holders of the old notes do not have any appraisal or dissenters' rights in connection with the exchange offer.

None of the issuer and the subsidiary guarantors, their respective boards of directors or their management recommends that you tender or not tender old notes in the exchange offer or has authorized anyone to make any recommendation. You must decide whether to tender old notes in the exchange offer and, if you decide to tender, the aggregate amount of old notes to tender.

The issuer and the subsidiary guarantors have the right, in their reasonable discretion and in accordance with applicable law, at any time:

•	to extend the expiration date;

•	to delay the acceptance of any old notes or to terminate the exchange offer and not accept any old notes for exchange if the issuer and the subsidiary guarantors determine that any of the conditions to the exchange offer described below under "—Conditions to the exchange offer" have not occurred or have not been satisfied; and

•	to amend the terms of the exchange offer in any manner.

During an extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by the issuer.

We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment to the exchange agent as promptly as practicable and make a public announcement of the extension, delay, non-acceptance, termination or amendment. In the case of an extension, the announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

If the issuer and the subsidiary guarantors amend the exchange offer in a manner that we consider material, we will as promptly as practicable distribute to the holders of the old notes a prospectus supplement or, if appropriate, an updated prospectus from a post-effective amendment to the registration statement of which this prospectus is a part disclosing the change and extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment of the exchange offer and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.

Procedures for tendering old notes

Valid tender

When the holder of old notes tenders, and the issuer accepts, old notes for exchange, a binding agreement between the issuer and the subsidiary guarantors, on the one hand, and the tendering holder, on the other hand, is created, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal.

Except as described below under "—Guaranteed delivery," a holder of old notes who wishes to tender old notes for exchange must, on or prior to the close of business on the expiration date:

•	transmit a properly completed and duly executed letter of transmittal, together with all other documents required by the letter of transmittal, to the exchange agent at the address provided below under "—Exchange agent"; or

•	if old notes are tendered in accordance with the book-entry procedures described below under "—Book-entry transfers," arrange with DTC to cause an agent's message to be transmitted to the exchange agent at the address provided below under "—Exchange agent."

The term "agent's message" means a message transmitted to the exchange agent by DTC which states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that the issuer and the subsidiary guarantors may enforce the letter of transmittal against that holder.

In addition, on or prior to the expiration date:

•	the exchange agent must receive the certificates for the old notes being tendered;

•	the exchange agent must receive a confirmation, referred to as a "book-entry confirmation," of the book-entry transfer of the old notes being tendered into the exchange agent's account at DTC, and the book-entry confirmation must include an agent's message; or

•	the holder must comply with the guaranteed delivery procedures described below under "—Guaranteed delivery."

If you beneficially own old notes and those notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian and you wish to tender your old notes in the exchange offer, you should contact the registered holder as soon as possible and instruct it to tender the old notes on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.

The method of delivery of the certificates for the old notes, the letter of transmittal and all other required documents is at your election and risk. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured, or overnight delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. Delivery is complete when the exchange agent actually receives the items to be delivered. Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the exchange agent. Do not send letters of transmittal or old notes to the issuer or any subsidiary guarantor.

The issuer will not accept any alternative, conditional or contingent tenders. Each tendering holder, by execution of a letter of transmittal or by causing the transmission of an agent's message, waives any right to receive any notice of the acceptance of such tender.

Signature guarantees

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

•	by a registered holder of old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

•	for the account of an eligible institution.

An "eligible institution" is a firm or other entity which is identified as an "Eligible Guarantor Institution" in Rule 17Ad-15 under the Exchange Act, including:

•	a bank;

•	a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;

•	a credit union;

•	a national securities exchange, registered securities association or clearing agency; or

•	a savings association.

If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution.

If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the issuer and the subsidiary guarantors in their sole discretion, duly executed by the registered holder with the holder's signature guaranteed by an eligible institution, and must also be accompanied by such opinions of counsel, certifications and other information as the issuer and the subsidiary guarantors or the trustee under the indenture for the old notes may require in accordance with the restrictions on transfer applicable to the old notes.

Book-entry transfers

For tenders by book-entry transfer of old notes cleared through DTC, the exchange agent will make a request to establish an account at DTC for purposes of the exchange offer. Any financial institution that is a DTC participant may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may use the Automated Tender Offer Program, or ATOP, procedures to tender old notes. Accordingly, any participant in DTC may make book-entry delivery of old notes by causing DTC to transfer those old notes into the exchange agent's account at DTC in accordance with DTC's ATOP procedures.

Notwithstanding the ability of holders of old notes to effect delivery of old notes through book-entry transfer at DTC, either:

•	the letter of transmittal or an agent's message in lieu of the letter of transmittal, with any required signature guarantees and any other required documents, such as endorsements, bond powers, opinions of counsel, certifications and powers of attorney, if applicable, must be transmitted to and received by the exchange agent prior to the expiration date at the address given below under "—Exchange agent"; or

•	the guaranteed delivery procedures described below must be complied with.

Guaranteed delivery

If a holder wants to tender old notes in the exchange offer and (1) the certificates for the old notes are not immediately available or all required documents are unlikely to reach the exchange agent on or prior to the expiration date, or (2) a book-entry transfer cannot be completed on a timely basis, the old notes may be tendered if:

•	the tender is made by or through an eligible institution;

•	the eligible institution delivers a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided, to the exchange agent by hand, facsimile, mail or overnight delivery service on or prior to the expiration date:

•	stating that the tender is being made;

•	setting forth the name and address of the holder of the old notes being tendered and the amount of the old notes being tendered; and

•	guaranteeing that, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal, or an agent's message, with any required signature guarantees and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives the certificates for the old notes, or a book-entry confirmation, and a properly completed and duly executed letter of transmittal, or an agent's message in lieu thereof, with any required signature guarantees and any other documents required by the letter of transmittal within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Determination of validity

The issuer and the subsidiary guarantors, in their sole discretion, will resolve all questions regarding the form of documents, validity, eligibility, including time of receipt, and acceptance for exchange of any tendered old notes. The determination of these questions by the issuer and the subsidiary guarantors, as well as their interpretation of the terms and conditions of the exchange offer, including the letter of transmittal, will be final and binding on all parties. A tender of old notes is invalid until all defects and irregularities have been cured or waived. Holders must cure any defects and irregularities in connection with tenders of old notes for exchange within such reasonable period of time as the issuer and the subsidiary guarantors will determine, unless they waive the defects or irregularities. None of the issuer and the subsidiary guarantors, any of their respective affiliates or assigns, the exchange agent or any other person is under any obligation to give notice of any defects or irregularities in tenders, nor will any of them be liable for failing to give any such notice.

The issuer and the subsidiary guarantors reserve the absolute right, in their sole and absolute discretion:

•	to reject any tenders determined to be in improper form or unlawful;

•	to waive any of the conditions of the exchange offer; and

•	to waive any condition or irregularity in the tender of old notes by any holder, whether or not we waive similar conditions or irregularities in the case of other holders.

If any letter of transmittal, certificate, endorsement, bond power, power of attorney, or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must indicate such capacity when signing. In addition, unless waived by the issuer, the person must submit proper evidence satisfactory to the issuer, in its sole discretion, of the person's authority to so act.

Acceptance of old notes for exchange; delivery of new notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, the issuer will, promptly after the expiration date, accept all old notes properly tendered and issue new notes registered under the Securities Act. See "—Conditions to the exchange offer" for a discussion of the conditions that must be satisfied or waived before old notes are accepted for exchange. The exchange agent might not deliver the new notes to all tendering holders at the same time. The timing of delivery depends upon when the exchange agent receives and processes the required documents.

For purposes of the exchange offer, the issuer will be deemed to have accepted properly tendered old notes for exchange when it gives oral or written notice to the exchange agent of acceptance of the tendered old notes, with written confirmation of any oral notice to be given promptly thereafter. The exchange agent is the agent of the issuer for receiving tenders of old notes, letters of transmittal and related documents.

For each old note accepted for exchange, the holder will receive a new note registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered old note. Accordingly, registered holders of new notes issued in the exchange offer on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the old notes or, if no interest has been paid on the old notes, from December 23, 2004. Old notes accepted for exchange will cease to accrue interest from and after the date of consummation of the exchange offer.

In all cases, the issuer will issue new notes in the exchange offer for old notes that are accepted for exchange only after the exchange agent timely receives

•	certificates for those old notes or a timely book-entry confirmation of the transfer of those old notes into the exchange agent's account at DTC;

•	a properly completed and duly executed letter of transmittal or an agent's message; and

•	all other required documents, such as endorsements, bond powers, opinions of counsel, certifications and powers of attorney, if applicable.

If for any reason under the terms and conditions of the exchange offer the issuer does not accept any tendered old notes, or if a holder submits old notes for a greater principal amount than the holder desires to exchange, the issuer will return the unaccepted or non-exchanged old notes without cost to the tendering holder promptly after the expiration or termination of the exchange offer. In the case of old notes tendered by book-entry transfer through DTC, any unexchanged old notes will be credited to an account maintained with DTC.

Resales of new notes

Based on interpretive letters issued by the SEC staff to other, unrelated issuers in transactions similar to the exchange offer, we believe that a holder of new notes, other than a broker-dealer, may offer new notes (together with the guarantees thereof) for resale, resell and otherwise transfer the new notes (and the related guarantees) without delivering a prospectus to prospective purchasers, if the holder acquired the new notes in the ordinary course of business, has no intention of engaging in a "distribution," as defined under the Securities Act, of the new notes and is not an "affiliate," as defined under the Securities Act, of the issuer or any subsidiary guarantor. We will not seek our own interpretive letter. As a result, we cannot assure you that the SEC staff would take the same position with respect to this exchange offer as it did in interpretive letters to other parties in similar transactions.

If the holder is an affiliate of the issuer or any subsidiary guarantor or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the new notes, that holder or other person may not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

By tendering old notes, the holder of those old notes will represent to the issuer and the subsidiary guarantors that, among other things:

•	the holder is not an affiliate of the issuer or any subsidiary guarantor;

•	the holder is acquiring the new notes in its ordinary course of business;

•	the holder is not engaged in, does not intend to engage in and has no arrangement or understanding with any person to participate in a distribution of the new notes; and

•	the holder is not acting on behalf of any person who could not truthfully make the foregoing representations.

Any broker-dealer that holds old notes acquired for its own account as a result of market-making activities or other trading activities (other than old notes acquired directly from the issuer) may exchange those old notes pursuant to the exchange offer; however, such broker-dealer may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the new notes received by such broker-dealer in the exchange offer. To date, the SEC has taken the position that broker-dealers may use a prospectus such as this one to fulfill their prospectus delivery requirements with respect to resales of new notes received in an exchange such as the exchange pursuant to the exchange offer, if the old notes for which the new notes were received in the exchange were acquired for their own accounts as a result of market-making or other trading activities. Any profit on these resales of new notes and any commissions or concessions received by a broker-dealer in connection with these resales may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of distribution and selling restrictions" for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer and the new notes.

Withdrawal rights

You can withdraw tenders of old notes at any time prior to the expiration date. For a withdrawal to be effective, you must deliver a written notice of withdrawal to the exchange agent or comply with the appropriate procedures of ATOP. Any notice of withdrawal must:

•	specify the name of the person that tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the principal amount of those old notes;

•	a statement that you are withdrawing your election to have your securities exchanged; and

•	where certificates for old notes are transmitted, the name of the registered holder of the old notes if different from the person withdrawing the old notes.

If you delivered or otherwise identified certificated old notes to the exchange agent, you must submit the serial numbers of the old notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible institution, except in the case of old notes tendered for the account of an eligible institution. See "The exchange offer—Procedures for tendering old notes—Signature guarantees" for further information on the requirements for guarantees of signatures on notices of withdrawal. If you tendered old notes in accordance with applicable book-entry transfer procedures, the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and you must deliver the notice of withdrawal to the exchange agent. You may not rescind withdrawals of tender; however, old notes properly withdrawn may again be tendered at any time on or prior to the expiration date in accordance with the procedures described under "The exchange offer—Procedures for tendering old notes."

The issuer and the subsidiary guarantors will determine, in their sole discretion, all questions regarding the validity, form and eligibility, including time of receipt, of notices of withdrawal. Their determination of these questions as well as their interpretation of the terms and conditions of the exchange offer (including the letter of transmittal) will be final and binding on all parties. None of the issuer and the subsidiary guarantors, any of their respective affiliates or assigns, the exchange agent or any other person is under any obligation to give notice of any irregularities in any notice of withdrawal, nor will any of them be liable for failing to give any such notice.

Withdrawn old notes will be returned to the holder as promptly as practicable after withdrawal without cost to the holder. In the case of old notes tendered by book-entry transfer through DTC, the old notes withdrawn will be credited to an account maintained with DTC.

Conditions to the exchange offer

Notwithstanding any other provision of the exchange offer, the issuer is not required to accept for exchange, or to issue new notes in exchange for, any old notes, and the issuer and the subsidiary guarantors may terminate or amend the exchange offer, if at any time prior to the expiration date, the issuer and the subsidiary guarantors determine that the exchange offer violates applicable law or SEC policy.

The foregoing conditions are for our sole benefit, and we may assert them regardless of the circumstances giving rise to any such condition, or we may waive the conditions, completely or partially, whenever or as many times as we choose, in our reasonable discretion. The foregoing rights are not deemed waived because we fail to exercise them, but continue in effect, and we may still assert them whenever or as many times as we choose. If we determine that a waiver of conditions materially changes the exchange offer, the prospectus will be amended or supplemented, and the exchange offer extended, if appropriate, as described under "—Terms of the exchange offer."

In addition, at a time when any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or with respect to the qualification of the indenture under the Trust Indenture Act of 1939, as amended, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes.

If the issuer and the subsidiary guarantors are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy, the registration rights agreement requires that the issuer and the subsidiary guarantors file a shelf registration statement to cover resales of the old notes by the holders thereof who satisfy specified conditions relating to the provision of information in connection with the shelf registration statement. See "Description of notes—Registration rights."

Exchange agent

We have appointed Wells Fargo Bank, National Association as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent. Holders of old notes seeking to (i) tender old notes in the exchange offer should send certificates for old notes, letters of transmittal and any other required documents and/or (ii) withdraw such tendered old notes should send such required documentation (in accordance with the procedures described under "The exchange offer—Withdrawal rights")) to the exchange agent by hand-delivery, registered or certified first-class mail (return receipt requested), telex, telecopier or any courier guaranteeing overnight delivery, as follows:

By Registered and Certified Mail:	By Overnight Courier or Regular Mail:	By Hand Delivery:
Wells Fargo Bank , N.A.	Wells Fargo Bank, N.A.	Wells Fargo Bank, N.A.
Corporate Trust Operations	Corporate Trust Operations	Corporate Trust Services
MAC N9303-121	MAC N9303-121	608 2nd Avenue South
P.O. Box 1517	6th & Marquette Avenue	Northstar East Building – 12th Floor
Minneapolis, MN 55480	Minneapolis, MN 55479	Minneapolis, MN 55402

By Facsimile Transmission:
(612) 667-6282

By Telephone:
(800) 344-5128

AND

(only with respect to
DTC related correspondence)

Wells Fargo Corporate Trust
c/o Depository Trust Company
1st Floor
TADS Department
55 Water Street
New York, NY 10041

If you deliver the letter of transmittal or any other required documents to an address or facsimile number other than as indicated above, your tender of old notes will be invalid.

Fees and expenses

The registration rights agreement provides that the issuer and the subsidiary guarantors will bear all expenses in connection with the performance of their obligations relating to the registration of the new notes and the conduct of the exchange offer. These expenses include registration and filing fees, rating agency fees, fees and disbursements of the trustee under the indenture, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of old notes and for handling or tendering for those clients.

We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of old notes pursuant to the exchange offer.

Transfer taxes

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, new notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then any such transfer taxes, whether imposed on the registered holder or on any other person, will be payable by the holder or such other person. If satisfactory evidence of payment of, or exemption from, such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Accounting treatment

The new notes will be recorded at the same carrying value as the old notes. Accordingly, we will not recognize any gain or loss for accounting purposes. We intend to amortize the expenses of the exchange offer and issuance of the old notes over the term of the new notes.

Consequences of failure to exchange old notes

Holders of the old notes do not have any appraisal or dissenters' rights in the exchange offer. Old notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, remain outstanding and continue to be subject to the provisions in the indenture regarding the transfer and exchange of the old notes and the existing restrictions on transfer set forth in the legends on the old notes. In general, the old notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Following the consummation of the exchange offer, except in limited circumstances with respect to specific types of holders of old notes, the issuer and the subsidiary guarantors will have no further obligation to provide for the registration under the Securities Act of the old notes. See "Description of notes—Registration rights." We do not currently anticipate that we will take any action following the consummation of the exchange offer to register the old notes under the Securities Act or under any state securities laws.

The new notes and any old notes which remain outstanding after consummation of the exchange offer will vote together for all purposes as a single class under the indenture.

SELECTED FINANCIAL DATA

The financial and operating data set forth below should be read in conjunction with, and are qualified by reference to, financial statements and the notes thereto, and the section entitled "Management's discussion and analysis of financial condition and results of operations" contained in our Annual Report on Form 10-K for the year ended December 31, 2004, which are incorporated herein by reference. See "Where you can find more information" and "Incorporation by reference."

Selected historical financial data presented below as of and for the year ended October 31, 2000, the two months ended December 31, 2000 and the years ended December 31, 2001 and 2002 have been derived from our audited consolidated financial statements which have been audited by KPMG LLP, independent registered public accounting firm. Selected financial data presented below for the years ended December 31, 2003 and 2004 have been derived from our audited consolidated financial statements which have been audited by Deloitte & Touche LLP, independent registered public accounting firm. The summary historical financial data for the three months ended March 31, 2005 and the balance sheet data as of March 31, 2005 have been derived from, and should be read in conjunction with, our unaudited consolidated condensed financial statements, the notes thereto and the related "Management's discussion and analysis of financial condition and results of operations" section included in our Form 10-Q for the quarter ended March 31, 2005, which is incorporated herein by reference. The following financial information reflects the acquisitions of certain businesses during the period 2000 through 2004, including the acquisition of SGHC since September 6, 2000, the acquisition of 65% of the equity of Serigrafica Chilena S.A. ("SERCHI") since June 5, 2002, the acquisition of MDI Entertainment, Inc. since January 10, 2003, the acquisition of IGT OnLine Entertainment Systems, Inc. (OES) since November 6, 2003 and the acquisition of Honsel since December 31, 2004. In connection with the acquisition of SGHC, we changed our fiscal year from an October 31 year-end to a calendar year-end, beginning with the year ended December 31, 2001. As a result, the following summary presents selected financial data for the year ended October 31, 2000, the two-month transition period ended December 31, 2000 and the years ended December 31, 2001, 2002, 2003 and 2004. Certain reclassifications have been made to prior years' amounts to conform to current presentation. These data should be read in conjunction with Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations, and the Consolidated Financial Statements and the Notes thereto, included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2004.

FIVE YEAR SUMMARY OF SELECTED FINANCIAL DATA
(in thousands, except per share amounts)

	Year Ended October 31,	Two Months Ended December 31,	Year Ended December 31,						Three Months Ended March 31,
	2000(a)	2000	2001	2002		2003	2004(f)		2005
Selected Statement of Operations Data:
Operating Revenues:
Services	$186,520	57,584	364,567	382,818		452,564	590,984		155,754
Sales	46,828	9,007	75,674	72,435		108,347	134,511		28,802
	233,348	66,591	440,241	455,253		560,911	725,495		184,556
Costs and Expenses:
Cost of services	126,601	39,592	231,285	221,038		247,730	318,989		85,249
Cost of sales	29,299	5,547	47,158	47,412		76,082	92,231		20,274
Amortization of service contract software	1,765	517	4,366	4,930		5,312	5,799		1,623
Selling, general and administrative	35,664	9,902	56,695	63,132		80,074	105,274		27,728
Depreciation and amortization (i)	25,735	7,755	49,132	37,905		42,373	55,478		12,852
Interest expense	31,231	8,790	50,363	44,842	(c)	26,397	30,952		6,410
Other (income) expense	(456)	(247)	37	636		1,184	(748)		(144)
Equity in loss of joint venture	—	—	––	—		—	6,060	(g)	543
Early extinguishment of debt	12,567 (b)	—	––	22,501	(d)	293	16,868	(h)	—
Total costs and expenses	262,406	71,856	439,036	442,396		479,445	630,903		154,535

	Year Ended October 31,	Two Months Ended December 31,	Year Ended December 31,					Three Months Ended March 31,
	2000(a)	2000	2001	2002		2003	2004(f)	2005
Income (loss) before income tax expense (benefit)	(29,058)	(5,265)	1,205	12,857		81,466	94,592	30,021
Income tax expense (benefit)	1,603	(465)	6,067	(26,875	)(e)	29,319	28,850	9,006
Net income (loss)	(30,661)	(4,800)	(4,862)	39,732		52,147	65,742	21,015
Convertible preferred paid-in-kind dividend	1,014	1,143	7,051	7,484		7,661	4,721	—
Net income (loss) available to common stockholders	$(31,675)	(5,943)	(11,913)	32,248		44,486	61,021	21,015
Basic and diluted income (loss) per share:
Basic net income (loss) available to common stockholders (i)	$(0.86)	(0.15)	(0.30)	0.64		0.74	0.84	0.24
Diluted net income (loss) available to common stockholders (i)	$(0.86)	(0.15)	(0.30)	0.50		0.59	0.72	0.23
Weighted average number of shares used in per share calculation:
Basic shares	36,928	40,025	40,340	50,221		60,010	73,014	88,616
Diluted shares	36,928	40,025	40,340	80,151		88,143	90,710	91,968
Selected Balance Sheet Data (End of Period):
Total assets	$608,449	598,527	585,796	636,789		962,989	1,092,023	1,086,942
Total long-term debt, including current installments	$443,834	440,680	439,735	360,529		532,163	610,878	588,635
Stockholders' equity	$34,645	28,593	20,240	168,770		237,152	300,564	324,611

The following notes are an integral part of these selected historical consolidated financial data.

(a)	In the fourth quarter of the fiscal year ended October 31, 2000, we recognized unusual interest expense charges in the amount of $7,511 attributable to payments, in the form of warrants to purchase 2,900 shares of common stock to certain financial advisors in connection with their services in obtaining certain financial commitments to acquire SGHC, $1,200 of additional interest expense as a result of the required prefunding of our 12½% Senior Subordinated Notes, and approximately $2,300 of incremental business integration costs as a result of the acquisition of SGHC. We also recorded a $1,135 write-off of our option to purchase Atlantic City Race Course as a result of the New Jersey legislature's failure to pass the necessary legislation to allow OTB expansion in the state and recorded a charge related to an early extinguishment of debt of $12,567 in connection with the write-off of deferred financing fees and payment of the call premium on our 10 7/8% Series B Senior Notes due August 1, 2004.

(b)	Reflects early extinguishment of debt costs of $12,567 incurred in connection with the write-off of deferred financing fees and payment of the call premium on the repayment of our 10 7/8% Series B Senior Notes.

(c)	Includes $3,300 in debt restructuring charges related to interest rate swaps that were settled in connection with the refinancing of our 2000 senior secured credit facility (the "2000 Facility").

(d)	Reflects early extinguishment of debt costs of $10,226 incurred in connection with the write-off of deferred financing fees related to our refinancing of the 2000 Facility, the payment of $11,172 of redemption premium from the repurchase of a portion of our 12½% Senior Subordinated Notes and the payment of $1,103 in bank fees to permit us to use a majority of the net proceeds from the July 2002 public offering and sale of 14,375 shares of our Class A Common Stock at a price of $7.25 per share to redeem subordinated debt.

(e)	Includes an income tax benefit of $32,900 from the recognition of net operating loss carryforwards ("NOL") at December 31, 2002.

(f)	Includes $3,100 of non-recurring charges in the pari-mutuel segment.

(g)	Reflects a $6,060 charge for our share of the startup costs for the Italian joint venture that began selling instant tickets in 2004.

(h)	Includes early extinguishment of debt costs of $16,868 incurred in connection with the write-off deferred financing fees related to our refinancing of the 2003 Facility and the payment of $6,862 of redemption premium for the purchase of most of our 12½% Senior Subordinated Notes.

(i)	On January 1, 2002, we adopted Statement No. 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized. Instead, they will be tested for impairment at least annually in accordance with the provisions of SFAS 142.

At December 31, 2001, we had unamortized goodwill of approximately $179,000 and unamortized identifiable intangible assets in the amount of approximately $60,000, all of which were subject to the transition provisions of SFAS 142. In connection with the adoption of SFAS 142, we evaluated our intangible assets and determined that our Connecticut OTB operating right and our tradename with net carrying amounts at December 31, 2001 of approximately $11,700 and $30,100, respectively, have indefinite useful lives and, accordingly, we ceased amortization as of January 1, 2002. In addition, as required by SFAS 142, we reclassified our employee work force intangible asset with a net carrying value of approximately $3,200, net of related deferred tax liabilities, to goodwill effective January 1, 2002. As a result of adopting SFAS 142 and ceasing the amortization of our tradename and the employee workforce intangible assets, we reduced the recognized amount of our net operating loss carryforward by $9,800. This reduction was charged to income tax expense in the first quarter of 2002.

The following table compares the pro forma net income (loss) available to common stockholders for the years ended October 31, 1999, and 2000, the two months ended December 31, 2000, and the year ended December 31, 2001, adjusted to reflect the adoption of SFAS 142 as if it had occurred at the beginning of the periods presented, to the reported net income (loss) available to common stockholders for the years ended December 31, 2002, 2003 and 2004 and the three months ended March 31, 2005:

	Year Ended October 31,	Two Months Ended December 31,	Year Ended December 31,				Three Months Ended March 31,
	2000	2000	2001	2002	2003	2004	2005
	Pro Forma	Pro Forma	Pro Forma	As Reported	As Reported	As Reported	As Reported

Adjusted income available to common stockholders:
Adjusted income (loss)	$(27,927)	(3,335)	5,251	39,732	52,147	65,742	21,015
Adjusted net income (loss) available to common stockholders	$(28,941)	(4,478)	(1,800)	32,248	44,486	61,021	21,015
Adjusted earnings per share amounts—basic and diluted:
Adjusted net income (loss) per share available to common stockholders:
Basic	$(0.78)	(0.11)	(0.04)	0.64	0.74	0.84	0.24
Diluted	$(0.78)	(0.11)	(0.04)	0.50	0.59	0.72	0.23
Shares used in calculating adjusted per share amounts:
Basic	36,928	40,025	40,340	50,221	60,010	73,014	88,616
Diluted	36,928	40,025	40,340	80,151	88,143	90,710	91,968
Reconciliation of reported net income to adjusted net income:
Reported net income (loss) available to common stockholders	$(31,675)	(5,943)	(11,913)	32,248	44,486	61,021	21,015
Add back:
Amortization of goodwill and intangible assets with indefinite lives, net of tax benefit	$2,734	1,465	10,113	—	—	—	—
Adjusted net income (loss) available to common stockholders	$(28,941)	(4,478)	(1,800)	32,248	44,486	61,021	21,015

DESCRIPTION OF CERTAIN INDEBTEDNESS

Convertible Debentures

On December 23, 2004, we closed an offering of $250.0 million aggregate principal amount of 0.75% Convertible Debentures. In addition, on December 30, 2004, J.P. Morgan Securities Inc., Bear Stearns & Co. Inc. and certain other initial purchasers of the Convertible Debentures exercised an option to purchase $25.0 million aggregate principal amount of Convertible Debentures. The Convertible Debentures are unsecured. Holders of the Convertible Debentures may convert them into shares of our common stock prior to their maturity at a conversion price of approximately $29.10 per share (subject to adjustment in certain circumstances), unless the Convertible Debentures have previously been redeemed or repurchased, if (i) the price of our common stock reaches a specified threshold at specified times, (ii) the Convertible Debentures are called for redemption or (iii) specified corporate transactions occur. In the event of conversion, we will pay holders of the Convertible Debentures being converted cash in an amount equal to the lesser of our total conversion obligation and the principal amount of the Convertible Debentures so converted, and will deliver shares of our common stock in respect of any excess of our total conversion obligation over such principal amount. We may, at our option, redeem the Convertible Debentures on or after June 1, 2010, at 100% of the principal amount of the Convertible Debentures, plus accrued and unpaid interest to, but excluding, the redemption date. Holders of the Convertible Debentures may require us to repurchase all or a portion of the Convertible Debentures in cash on each of June 1, 2010, December 1, 2014 and December 1, 2019 at 100% of the principal amount of the Convertible Debentures to be repurchased plus accrued and unpaid interest to the date of repurchase. Holders of Convertible Debentures may also require us to repurchase Convertible Debentures at 100% of the principal amount thereof, plus accrued and unpaid interest to the repurchase date, in the event of certain fundamental changes. The Convertible Debentures mature in 2024.

Previous credit facility

All outstanding indebtedness under our previous credit facility was repaid through proceeds from the offering of the old notes, the offering of the Convertible Debentures and the borrowings under our credit facility.

Credit facility

On December 23, 2004, we entered into a $250 million senior secured revolving credit facility (comprised of a U.S. dollar facility and a multi-currency facility) and a $100 million senior secured term loan credit facility (which we refer to elsewhere in this prospectus collectively as the credit facility). The lenders under the credit facility are JPMorgan Chase Bank, N.A., Bear Stearns Corporate Lending Inc. and other financial institutions named in the agreements governing the credit facility. The term of our credit facility is five years. Our credit facility is guaranteed by all of our present and future wholly-owned domestic subsidiaries and is collateralized by substantially all of our existing and future assets and those of our wholly-owned domestic subsidiaries, including stock and other equity interests. We also have the ability to enter into incremental senior secured term loan facilities of up to $100 million at a later date, subject to our satisfying certain conditions set forth in our credit agreement.

The borrowings under our credit facility bear interest at a variable interest rate based on one of two indices that include either (i) LIBOR plus an applicable margin, which may range from a rate of 1.25% to 2.00% or (ii) Base Rate (as defined in the credit agreement) plus an applicable margin, which may range from a rate of 0.25% to 1.00%, depending, in each case, upon our total debt ratio. We were initially charged an interest rate of LIBOR plus 1.75% or Base Rate plus 0.75% on borrowings under our credit facility.

In connection with our credit facility, we are subject to a number of restrictions on our business, including, but not limited to, restrictions on our and our subsidiaries' ability to grant liens on assets, merge, consolidate or sell assets, incur indebtedness, make acquisitions, engage in other businesses, engage in transactions with affiliates, make distributions on equity interests and other usual and customary covenants. In addition, we are subject to certain financial maintenance covenants, including maximum ratios of total debt/EBITDA and total senior debt/EBITDA and a minimum ratio of EBITDA to fixed charges (in each case, as defined in our credit agreement). Failure to comply with the provisions of any of these covenants could result in acceleration of our debt and other financial obligations.

12½% Notes

On November 24, 2004, we commenced an offer to purchase all our outstanding 12½% Notes. In connection with the tender offer, we also solicited and obtained the consent of the holders of these notes to amend the indenture governing these notes to eliminate substantially all of the restrictive covenants contained in the indenture related thereto. The tender offer was consummated on December 23, 2004 pursuant to which we purchased approximately 88% of our 12½% Notes (representing approximately $57.9 million of the 12½% notes). 12½% Notes that were not tendered for purchase in the tender offer remain outstanding and are subject to the terms of the third supplemental indenture that was executed by the us, certain of our subsidiaries and The Bank of New York, as trustee which became operative on December 23, 2004, when the tendered Notes were accepted for purchase by the Company. The third supplemental indenture eliminated substantially all of the restrictive covenants and certain event of default provisions contained in the indenture. Notes that were not tendered for purchase in the tender offer remain outstanding and are subject to the terms of the Indenture as modified by the Third Supplemental Indenture.

Shelf registration statement and surety bonds

In February 2004, the SEC declared effective our shelf registration statement on Form S-3 with respect to the possible future issuance of up to $500.0 million principal amount of debt securities and, among other things, certain shares of Class A common stock, including shares potentially issuable upon conversion of convertible debt securities offered pursuant to such registration statement. Any debt securities offered pursuant to such registration statement will be direct, unsecured obligations of the Company and, except as described in a prospectus supplement, rank equally with other unsecured obligations for money borrowed. As of the date hereof, no securities have been offered pursuant to the shelf registration statement.

At November 1, 2004, the Company had arranged for the issuance of a total of $150.3 million of surety bonds in respect of outstanding contracts to which we and/or our subsidiaries are parties. The Company has reimbursement or indemnification obligations with respect to these bonds in the event that the sureties are required to make payment and, in some cases, such bonds are supported by springing liens, solely on those assets related to the performance of the relevant contractual obligations, that may attach following payment on such bonds.

DESCRIPTION OF NOTES

The old notes were, and the new notes will be, issued under an indenture, dated as of December 23, 2004, by and among Scientific Games Corporation (the "Company"), the guarantors and Wells Fargo Bank, National Association, as trustee. The form and terms of the new notes will be identical in all material respects to the form and terms of the old notes, except that the new notes:

•	will had been registered under the Securities Act;

•	will not be subject to restrictions on transfer under the Securities Act;

•	will not be entitled to the registration rights that apply to the old notes; and

•	will not be subject to any increase in annual interest rate as described below under "Description of notes—Registration rights."

The old notes are and the new notes and the guarantees relating thereto will in all respects rank equal in right of payment with all our existing and future senior subordinated indebtedness of the Company or such guarantor, as the case may be, including the Convertible Debentures, issued on December 23, 2004 and December 30, 2004 in an aggregate principal amount of $275 million, and to the extent not tendered in the Tender Offer, approximately $7.6 million of our 12½% Notes, and the guarantees of each thereof.

The following summary of certain provisions of the indenture is not complete and is qualified in its entirety by reference to the Trust Indenture Act of 1939, the indenture and the registration rights agreement. You may request copies of the indenture and the registration rights agreement at the Company's address set forth in the forepart of this prospectus. The definitions of certain capitalized terms used in the following summary are set forth below under "—Certain definitions." We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes. The indenture has been included as Exhibit 4.1 to the registration statement of which this prospectus is a part, which incorporates by reference to the Company's Annual Report on Form 10-K for fiscal year ended December 31, 2004. See "Where you can find more information" and "Incorporation by reference." Copies of the indenture are available as described under "—Additional information." For purposes of this section, references to the Company include only Scientific Games Corporation and not its subsidiaries. Except as otherwise indicated, the following summary relates to both the old notes and the new notes to be issued in the exchange offer; the term "note" or "notes" refers to both the old notes and the new notes.

Notes are issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the trustee will act as paying agent and registrar for the notes. The notes may be registered or transferred and exchanged at the offices of the registrar, which initially will be the trustee's corporate trust office. The Company may change any paying agent and registrar without notice to holders of the notes. The Company will pay principal and premium, if any, on the notes at the trustee's corporate trust office in New York, New York. At the Company's option, interest may be paid at the trustee's corporate trust office in New York, New York or by check mailed to the registered address of holders.

Beneficial interests in the notes will be shown on, and transfers will be effected only through, records maintained by DTC, or its nominee, and any such interests may not be exchanged for certificated securities except in limited circumstances. See "—Book-entry settlement and clearance."

A holder of notes may not sell or otherwise transfer the notes except in compliance with the provisions set forth in this prospectus under "—Registration rights."

Principal, maturity and interest

The notes are limited in aggregate principal amount to $200.0 million and will mature on December 15, 2012. Interest on the notes will accrue at the rate of 6¼% per annum and will be payable semi-annually in cash on each June 15 and December 15, commencing on June 15, 2005, to the persons who are registered holders at the close of business on the June 1 and December 1 immediately preceding the applicable interest payment date. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Subject to our compliance with the covenant described under the subheading "—Covenants—
Limitation on incurrence of additional indebtedness," we are entitled to, without the consent of the holders, issue more notes under the indenture on the same terms and conditions as the notes being offered hereby, except for issue date and issue price, in an unlimited aggregate principal amount (the "Additional Notes"); provided that such Additional Notes are part of the same issue as the notes for U.S. federal income tax purposes. The notes and the Additional Notes, if any, will be treated as a single class for all purposes of the indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the indenture and this "Description of notes," references to the notes include any Additional Notes actually issued.

Redemption

Optional redemption.    The notes will be redeemable, at the Company's option, in whole at any time or in part from time to time, on and after December 15, 2008, upon not less than 30 nor more than 60 days notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on December 15 of the years set forth below, plus, in each case, accrued and unpaid interest to the date of redemption:

Period	Percentage
2008	103.125%
2009	101.563%
2010 and thereafter	100.000%

Optional redemption upon equity offering.    At any time, or from time to time, on or prior to December 15, 2007 the Company may, at its option, use the net cash proceeds of one or more Equity Offerings to redeem in the aggregate up to 35% of the original principal amount of the notes (which includes Additional Notes, if any) at a redemption price equal to 106.25% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption; provided, however, that at least 65% of the original principal amount of notes (which includes Additional Notes, if any) remains outstanding immediately after any such redemption.

Selection and notice

In case of a partial redemption, selection of the notes or portions thereof for redemption shall be made by the trustee by lot, pro rata or in such manner as the trustee shall deem appropriate and fair and in such manner as complies with any applicable requirements of the principal national securities exchange, if any, on which the notes are listed; provided, however, that if a partial redemption is made with the proceeds of an Equity Offering, selection of the notes or portion thereof for redemption shall be made by the trustee only on a pro rata basis, unless such method is otherwise prohibited. Notes may be redeemed in part in multiples of $1,000 principal amount only. Notice of redemption will be sent, by first class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption to each holder whose notes are to be redeemed at the last address for such holder then shown on the registry books. In order to effect a redemption with the proceeds of an Equity Offering, the Company shall make such redemption not more than 120 days after the consummation of any such Equity Offering. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after any redemption date, interest will cease to accrue on the notes or parts thereof called for redemption as long as the Company has deposited with the paying agent funds in satisfaction of the redemption price pursuant to the indenture.

Ranking

Senior indebtedness versus notes

The payment of the principal of, premium, if any, and interest on the notes and the payment of any guarantee of the notes are subordinate in right of payment, as set forth in the indenture, to the prior payment in full of all Senior Debt of the Company or the relevant guarantor, as the case may be, including the obligations of the Company and such guarantor under the Credit Agreement.

As of March 31, 2005, which includes consummation of the Transactions, we had $137.3 million of outstanding Senior Debt, including $31.3 million of outstanding letters of credit, all of which were secured, and $218.7 million of additional availability under our Credit Agreement (all of which were secured). Those of our subsidiaries that were guarantors had $131.1 million of outstanding Senior Debt, all of which were secured, and guaranteed any additional borrowings under our Credit Agreement.

Although the indenture contains limitations on the amount of additional Indebtedness that the Company and the guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Debt. See "—Covenants—
Limitation on incurrence of additional indebtedness."

Liabilities of subsidiaries versus notes

Substantially all of our operations are conducted through our subsidiaries. Our wholly-owned domestic subsidiaries have guaranteed the notes, and such guarantees may be released, as described below under "—Guarantees." Claims of creditors of our non-guarantor subsidiaries, including trade creditors and creditors holding indebtedness or guarantees issued by our non-guarantor subsidiaries, and claims of preferred stockholders of our non-guarantor subsidiaries, generally have priority with respect to the assets and earnings of our non-guarantor subsidiaries over the claims of our creditors, including holders of the notes, even if such claims do not constitute Senior Debt. Accordingly, the notes are effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of our non-guarantor subsidiaries.

As of March 31, 2005, which includes consummation of the Transactions, our non-guarantor subsidiaries had outstanding total third party liabilities of $65.4 million, including trade payables.

Although the indenture limits the incurrence of Indebtedness and preferred stock of certain of our subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the indenture. See "—Covenants—Limitation on incurrence of additional indebtedness."

Other senior subordinated indebtedness versus notes

Only Indebtedness of the Company or a guarantor that is Senior Debt ranks senior to the notes or the relevant guarantee pursuant to the provisions of the indenture. The notes and the guarantees in all respects rank pari passu with all other senior subordinated indebtedness of the Company or such guarantor, as the case may be, including the Convertible Debentures, issued on December 23, 2004 and December 30, 2004 in an aggregate principal amount of $275 million, and to the extent not tendered in the Tender Offer, approximately $7.6 million of an 12½% Notes, and the guarantees of each thereof.

As of March 31, 2005, which includes consummation of the Transactions, we had $282.6 million of outstanding senior subordinated indebtedness that ranked equally with the notes, all of which was guaranteed on a senior subordinated basis by the guarantors of the notes. Since less than all of our 12½% Notes were tendered and purchased in connection with the Transactions, we and the guarantors of the notes have additional senior subordinated indebtedness outstanding.

We and the guarantors agreed in the indenture that we and they will not incur any Indebtedness that is subordinate or junior in right of payment to our Senior Debt or the Senior Debt of such guarantors, unless such Indebtedness is senior subordinated indebtedness of the Company or the guarantors, as applicable, or is expressly subordinated in right of payment to senior subordinated indebtedness of the Company or the guarantors, as applicable. The indenture does not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (2) Senior Debt as subordinated or junior to any other Senior Debt merely because it has a junior priority with respect to the same collateral.

Payment of notes

We may not make any payments (or make any deposit pursuant to the provisions described under "—Defeasance") on the notes (except that holders of notes may receive and retain payments made from the trust described under "—Defeasance") if:

(1)	a default in the payment of the principal of or premium, if any, or interest on Designated Senior Debt occurs and is continuing beyond any applicable period of grace; or

(2)	any other default occurs and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt to which such default relates to accelerate its maturity and the trustee receives a payment blockage notice of such other default from (1) the holders of any Designated Senior Debt (with a copy to the Company) or (2) directly from the Company.

Payments on the notes shall be resumed

(1)	in the case of a payment default, upon the date on which such default is cured, waived or ceases to exist; and

(2)	in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured, waived or ceases to exist or 179 days after the date on which the applicable notice is received by the trustee, unless the maturity of any Designated Senior Debt has been accelerated. No new period of payment blockage may be commenced unless and until 360 days have elapsed since the date of receipt by the trustee of the payment blockage notice.

No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be, or be made, the basis for a subsequent payment blockage notice.

Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property:

(1)	the holders of Senior Debt of the Company will be entitled to receive payment in full in cash of such Senior Debt before the holders of the notes are entitled to receive any payment;

(2)	until the Senior Debt of the Company is paid in full in cash, any payment or distribution to which holders of the notes would be entitled but for the subordination provisions of the indenture will be made to holders of such Senior Debt as their interests may appear, except that holders of notes may receive and retain Permitted Junior Securities and payments made from the trust described under "—Defeasance;" and

(3)	if a distribution is made to holders of the notes that, due to the subordination provisions, should not have been made to them, such holders of the notes are required to hold it in trust for the holders of Senior Debt of the Company and pay it over to them as their interests may appear.

The subordination and payment blockage provisions described above will not prevent a default from occurring under the indenture upon the failure of the Company to pay interest or principal with respect to the notes when due by their terms. If payment of the notes is accelerated because of an Event of Default, the Company or the trustee must promptly notify the holders of Designated Senior Debt of the Company or the representative of such Designated Senior Debt of the acceleration.

A guarantor's obligations under its guarantee are senior subordinated obligations. As such, the rights of holders of notes to receive payment by a guarantor pursuant to its guarantee are subordinated in right of payment to the rights of holders of Senior Debt of such guarantor. The terms of the subordination and payment blockage provisions described above with respect to the Company's obligations under the notes apply equally to a guarantor and the obligations of such guarantor under its guarantee.

By reason of the subordination provisions contained in the indenture, in the event of a liquidation or insolvency proceeding, creditors of the Company or a guarantor who are holders of Senior Debt of the Company or a guarantor, as the case may be, may recover more, ratably, than the holders of the notes, and creditors of ours who are not holders of Senior Debt may recover less, ratably, than holders of Senior Debt and may recover more, ratably, than the holders of the notes.

The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the trustee for the payment of principal of and interest on the notes pursuant to the provisions described under "—Defeasance."

Guarantees

The notes and the Company's performance of its obligations thereunder and under the indenture, including the payment of principal with respect to the notes, are guaranteed on a senior subordinated basis, jointly and severally, by all of the Company's wholly-owned domestic subsidiaries.

The guarantees are subordinated to Guarantor Senior Debt on the same basis as the notes are subordinated to Senior Debt. The obligations of each guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such guarantor and after giving effect to any collections from or payments made by or on behalf of any other guarantor in respect of the obligations of such other guarantor under its guarantee or pursuant to its contribution obligations under the indenture, will result in the obligations of such guarantor under the guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each guarantor that makes a payment or distribution under a guarantee shall be entitled to a contribution from each other guarantor in an amount pro rata, based on the net assets of each guarantor, determined in accordance with GAAP.

Each guarantor may consolidate with or merge into or sell its assets to the Company or another guarantor without limitation, or with other persons upon the terms and conditions set forth in the indenture. See "—Covenants—Merger, consolidation and sale of assets." In the event all of the Capital Stock of a guarantor is sold or otherwise disposed of, by merger or otherwise, by the Company or any of its subsidiaries and the sale or disposition is otherwise in compliance with the provisions set forth in "—Covenants—Limitation on asset sales," the guarantor's guarantee will be released and such guarantor shall be relieved of all of its obligations and duties under the indenture and the notes. A guarantor's guarantee will also be released and such guarantor will also be released from all obligations and duties under the indenture and the notes if such guarantor (1) is released from any and all guarantees of Indebtedness of the Company and (2) has no other outstanding Indebtedness other than Indebtedness which could be incurred by a Restricted Subsidiary that is not a guarantor of the notes on the date of the proposed release of such guarantor's guarantee.

Registration rights

The Company and the guarantors entered into a registration rights agreement with J.P. Morgan Securities Inc., Bear Stearns & Co. Inc. and certain other initial purchasers of the old notes on the date of issuance of the old notes. In that agreement, the Company agreed for the benefit of the holders of the old notes to use its commercially reasonable efforts to file with the SEC and cause to become effective a registration statement relating to an offer to exchange the old notes for an issue of SEC-registered notes (the new notes) with terms identical to the old notes except that the new notes:

•	will have been registered under the Securities Act;

•	will not be subject to restrictions on transfer under the Securities Act;

•	will not be entitled to the registration rights that apply to the old notes; and

•	will not be subject to any increase in annual interest rate as described below.

Promptly after the SEC declares the exchange offer registration statement effective, the Company will offer the new notes in return for the old notes. The exchange offer will remain open for at least 20 business days after the date the Company mails notice of the exchange offer to holders. For each old note surrendered to the Company under the exchange offer, the holder will receive a new note of equal principal amount. Interest on each new note will accrue from the last interest payment date on which interest was paid on the old notes or, if no interest has been paid on the old notes, from the Issue Date. If applicable interpretations of the staff of the SEC do not permit the Company to effect the exchange offer, the Company will use its commercially reasonable efforts to cause to become effective a shelf registration statement relating to resales of the old notes and to keep that shelf registration statement effective until the expiration of the time period referred to in Rule 144(k) under the Securities Act, or such shorter period that will terminate when all old notes covered by the shelf registration statement have been sold. The Company will, in the event of such a shelf registration, provide to each holder copies of a prospectus, notify each holder when the shelf registration statement has become effective and take certain other actions to permit resales of the old notes. A holder that sells old notes under the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification obligations).

If the exchange offer is not completed (or, if required, the shelf registration statement is not declared effective) on or before the date that is 240 days after the Issue Date, the annual interest rate borne by the old notes will be increased by 0.25% per annum for the first 90-day period immediately following such date and by an additional 0.25% per annum to a maximum additional rate of 1.0% per annum thereafter until the exchange offer is completed or the shelf registration statement is declared effective.

If the Company effects the exchange offer, it will be entitled to close the exchange offer 20 business days after its commencement, provided that the Company has accepted all old notes validly surrendered in accordance with the terms of the exchange offer. Old notes not tendered in the exchange offer shall bear interest at the rate set forth on the cover page of this prospectus and will be subject to all the terms and conditions specified in the indenture, including transfer restrictions.

This summary of the provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is available from the Company upon request.

Change of control

Upon the occurrence of a Change of Control, each holder will have the right to require that the Company repurchase all or a portion of such holder's notes, at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

Prior to the mailing of the notice described in the next paragraph below, but in any event within 30 days following any Change of Control, the Company covenants to

(a)	repay in full and terminate all commitments under Indebtedness under our Credit Agreement and all other Senior Debt, the terms of which require repayment upon a Change of Control or offer to repay in full, and terminate all commitments under all Indebtedness under our Credit Agreement and all other such Senior Debt and to repay the Indebtedness owed to each lender which has accepted such offer, or

(b)	obtain the requisite consents under our Credit Agreement and all such other Senior Debt to permit the purchase of the notes as provided below.

The Company shall first comply with the covenant in the immediately preceding sentence before it shall be required to repurchase notes pursuant to the provisions described below. The Company's failure to comply with this covenant shall constitute an Event of Default described in clause (3) and not in clause (2) under "Events of default" below.

Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each holder, with a copy to the trustee, which notice shall govern the terms of the Change of Control offer to purchase (the "Change of Control Offer"). Such notice shall state, among other things, the payment date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law. Holders electing to have a note repurchased pursuant to a Change of Control Offer will be required to surrender the note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the note completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control payment date.

If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the notes that might be delivered by holders seeking to accept the Change of Control Offer. In the event the Company is required to repurchase outstanding notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its repurchase obligations. However, there can be no assurance that the Company would be able to obtain such financing. In addition, the terms of our Credit Agreement limit the ability to purchase notes upon a Change of Control. Any of the Company's future debt agreements may contain similar restrictions and provisions. If the holders of the notes exercise their right to require the Company to repurchase all of the notes upon a Change of Control, the financial effect of this repurchase could cause a default under the Company's or its subsidiaries' other debt, even if the Change of Control itself would not cause a default. Accordingly, it is possible that the Company will not have sufficient funds at the time of the Change of Control to make the required repurchase of notes or that restrictions in our Credit Agreement will not allow such repurchases.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of control" provisions of the indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of control" provisions of the indenture by virtue thereof.

Covenants

Limitation on restricted payments

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly,

(a)	declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company or in warrants, rights or options (other than debt securities or Disqualified Capital Stock) to acquire Qualified Capital Stock of the Company) on or in respect of shares of the Company's Capital Stock to holders of such Capital Stock,

(b)	purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options (other than debt securities or Disqualified Capital Stock) to purchase or acquire shares of any class of such Capital Stock, other than the exchange of such Capital Stock, warrants, rights or options for Qualified Capital Stock and/or for warrants, rights or options (other than debt securities or Disqualified Capital Stock) to acquire Qualified Capital Stock, or

(c)	make any Restricted Investment (other than Permitted Investments)

(each of the foregoing actions set forth in clauses (a), (b) and (c) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment, or immediately after giving effect thereto,

(1)	a Default or an Event of Default shall have occurred and be continuing,

(2)	the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on incurrence of additional indebtedness" covenant, or

(3)	the aggregate amount of Restricted Payments made subsequent to the Issue Date (without duplication and excluding Restricted Payments permitted by clauses (2)(a), (4) and (5) of the following paragraph) shall exceed the sum of:

(w)	50% of the cumulative Consolidated Net Income, or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss, of the Company earned subsequent to September 30, 2004 and on or prior to the last day of the most recent fiscal quarter for which internal financial statements are available treating such period as a single accounting period, plus

(x)	the sum of (i) 100% of the aggregate net cash proceeds received by the Company from any person (other than a subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the date the Restricted Payment occurs of Qualified Capital Stock, or in respect of warrants, rights or options (other than debt securities or Disqualified Capital Stock) to acquire Qualified Capital Stock, including Qualified Capital Stock issued upon the conversion of convertible Indebtedness and (ii) 100% of any cash capital contribution received by the Company from its shareholders subsequent to the Issue Date and on or prior to the date the Restricted Payment occurs, plus

(y)	the amount by which Indebtedness of the Company or a Restricted Subsidiary is reduced on the Company's consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company or a Restricted Subsidiary convertible or exchangeable for Qualified Capital Stock of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange), plus

(z)	with respect to Restricted Investments made after the Issue Date, the net reduction of such Restricted Investments as a result of (without duplication with respect to any item below as among such items or any item listed in clause (3) of the next paragraph):

(i)	any disposition of any such Restricted Investments sold or otherwise liquidated or repaid, to the extent of the net cash proceeds received by the Company or a Restricted Subsidiary,

(ii)	cash dividends or repayments of loans or advances in cash to the Company or any Restricted Subsidiary or, to the extent that a guarantee issued by the Company or a Restricted Subsidiary constitutes a Restricted Investment, the release of such guarantee, or

(iii)	a person becoming a Restricted Subsidiary, to the extent of the Company's portion (proportionate to the Company's equity interest in such person) of the fair market value of the net assets of such person;

provided, that in no event shall the net reduction in Restricted Investments attributable to any particular Restricted Investment exceed the amount of such Restricted Investment on the date originally made; provided, further, that any net reduction in Restricted Investments pursuant to this clause (z) shall only be included in the calculation required by clause (3) above to the extent that such net reduction in Restricted Investments is not included in the Company's Consolidated Net Income.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph shall not prohibit

(1)	the payment of any dividend or distribution or the redemption of any securities within 60 days after the date of declaration of such dividend or distribution or the giving of formal notice by the Company of such redemption, if the dividend or distribution would have been permitted on the date of declaration or the redemption would have been permitted on the date of the giving of the formal notice thereof;

(2)	so long as no Default or Event of Default shall have occurred and be continuing, the making of any Restricted Payment, either

(a)	in exchange for shares of Qualified Capital Stock and/or warrants, rights or options (other than debt securities or Disqualified Capital Stock) to acquire Qualified Capital Stock, or

(b)	through the application of the net proceeds of a sale for cash (other than to a subsidiary of the Company) of shares of Qualified Capital Stock and/or warrants, rights or options (other than debt securities or Disqualified Capital Stock) to acquire Qualified Capital Stock, so long as such net proceeds are applied pursuant to this clause (b) within 180 days of such sale;

(3)	so long as no Default or Event of Default shall have occurred and be continuing, any other Restricted Payment by the Company; provided, however, that the aggregate amounts expended pursuant to this clause (3) do not exceed $50.0 million plus, to the extent that any Restricted Payment made pursuant to this clause (3) is in the form of a Restricted Investment, the net reduction of such Restricted Investments as a result of (without duplication with respect to any item below as among such items or any item listed in clause (3)(z) of the previous paragraph)

(a)	any disposition of any such Restricted Investments sold or otherwise liquidated or repaid, to the extent of the net cash proceeds received by the Company or a Restricted Subsidiary,

(b)	cash dividends or repayments of loans or advances in cash to the Company or any Restricted Subsidiary or, to the extent that a guarantee issued by the Company or a Restricted Subsidiary constitutes a Restricted Investment, the release of such guarantee, or

(c)	a person becoming a Restricted Subsidiary, to the extent of the Company's portion (proportionate to the Company's equity interest in such person) of the fair market value of the net assets of such person;

provided, that in no event shall the net reduction in Restricted Investments attributable to any particular Restricted Investment exceed the amount of such Restricted Investment on the date originally made; provided, further, that any net reduction in Restricted Investments pursuant to this clause (3) shall only be included in the calculation required by this clause (3) to the extent that such net reduction in Restricted Investments is not included in the Company's Consolidated Net Income;

(4)	the repurchase of any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any such Capital Stock deemed to occur upon the exercise of stock options to acquire Qualified Capital Stock or other similar arrangements to acquire Qualified Capital Stock if such repurchased Capital Stock or warrants, rights or options to acquire shares of any such Capital Stock represent a portion of the exercise price thereof and applicable withholding taxes, if any; and

(5)	the entrance into and making of any payments pursuant to the Convertible Debentures Hedge and Warrant Option Transactions.

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (3) of the immediately preceding paragraph, amounts expended (to the extent such expenditure is in the form of cash) pursuant to clauses (1), (2)(b) and (3) of this paragraph shall be included in such calculation.

Limitation on incurrence of additional indebtedness

The Company will not, and will not permit any of its Restricted Subsidiaries to, incur any Indebtedness, other than Permitted Indebtedness; provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of any such Indebtedness, the Company or any guarantor may incur Indebtedness if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is equal to or greater than 2.0 to 1.0.

Neither the Company nor any guarantor will, directly or indirectly, in any event incur any Indebtedness which, by its terms or by the terms of any agreement governing such Indebtedness, is both subordinated pursuant to its terms in right of payment to any other Indebtedness of the Company or such guarantor, as the case may be, and senior in right of payment to the notes or any such guarantor's guarantee, as the case may be.

Limitations on transactions with affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions with any of its Affiliates (an "Affiliate Transaction"), other than

(x)	Affiliate Transactions permitted under the next paragraph, and

(y)	Affiliate Transactions on terms that are no less favorable to the Company or such Restricted Subsidiary than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a person that is not an Affiliate;

provided, however, that for a transaction or series of related transactions with an aggregate value of $5.0 million or more

(1)	such determination shall be made in good faith by a majority of the disinterested members of the Board of the Directors of the Company, or

(2)	the board of directors of the Company shall have received an opinion from an independent nationally recognized investment banking, accounting or valuation firm, selected by the Company, that such transaction or series of related transactions is on terms which are fair, from a financial point of view, to the Company or such Restricted Subsidiary;

and provided, further, that for a transaction or series of related transactions with an aggregate value of $20.0 million or more,

(1)	such determination shall be made in good faith by a majority of the disinterested members of the board of directors of the Company, and

(2)	the board of directors of the Company shall have received an opinion from an independent nationally recognized investment banking, accounting or valuation firm, selected by the Company, that such transaction or series of related transactions is on terms which are fair, from a financial point of view, to the Company or such Restricted Subsidiary.

The foregoing restrictions shall not apply to

(1)	reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any subsidiary as determined in good faith by the Company's board of directors or senior management;

(2)	transactions between or among the Company and any of its Restricted Subsidiaries so long as no portion of the minority interest in such Restricted Subsidiary is owned by an Affiliate of the Company (other than a Wholly-Owned Subsidiary of the Company or directors or officers of such subsidiary that hold stock of such subsidiary to the extent that local law requires a resident of such jurisdiction to own stock of such company) or between or among such Restricted Subsidiaries; provided such transactions are not otherwise prohibited by the indenture;

(3)	any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders in any material respect than the original agreement as in effect on the Issue Date;

(4)	Permitted Investments and Restricted Payments permitted by the indenture;

(5)	commercially reasonable transactions between the Company or a Restricted Subsidiary and any Joint Venture in the ordinary course of business that have been determined by the board of directors of the Company to comply with clause (y) of the first paragraph above; and

(6)	the issuance or sale of any Qualified Capital Stock of the Company.

Limitation on liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness (other than Permitted Liens) upon any property or asset now owned or hereafter acquired by them, or any income or profits therefrom, or assign or convey any right to receive income therefrom; provided, however, that in addition to creating Permitted Liens on their properties or assets, the Company and any of its Restricted Subsidiaries may create any Lien securing Indebtedness upon any of their properties or assets (including, but not limited to, any Capital Stock of its subsidiaries) if the notes are equally and ratably secured.

Limitation on dividend and other payment restrictions affecting subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to

(a)	pay dividends or make any other distributions on or in respect of its Capital Stock;

(b)	make loans or advances to or pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or

(c)	transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company,

except for such encumbrances or restrictions existing under or by reason of:

(1)	applicable law and agreements with governmental authorities with respect to assets located in their jurisdiction,

(2)	the notes, the indenture or any guarantee thereof,

(3)	(A) customary provisions restricting (1) the subletting or assignment of any lease or (2) the transfer of copyrighted or patented materials, (B) provisions in agreements that restrict the assignment of such agreements or rights thereunder or (C) provisions of a customary nature contained in the terms of Capital Stock restricting the payment of dividends and the making of distributions on Capital Stock,

(4)	any agreement or instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than (a) the person or the properties or assets of the person so acquired (including the Capital Stock of such person), or (b) any Restricted Subsidiary having no assets other than (i) the person or the properties or assets of the person so acquired (including the Capital Stock of such person) and (ii) other assets having a fair market value not in excess of $50,000, and, in each case, the monetary proceeds thereof,

(5)	any agreement or instrument (A) in effect at or entered into on the Issue Date or (B) governing Senior Debt or Guarantor Senior Debt, including our Credit Agreement,

(6)	any agreement or instrument governing Indebtedness incurred pursuant to clause (9), (13) or (16) of the definition of Permitted Indebtedness,

(7)	restrictions on the transfer of assets subject to any Lien permitted under the indenture,

(8)	restrictions imposed by any agreement to sell assets not in violation of the indenture to any person pending the closing of such sale,

(9)	customary rights of first refusal with respect to the Company's and its Restricted Subsidiaries' interests in their respective Restricted Subsidiaries and Joint Ventures,

(10)	Indebtedness of a person that was a Restricted Subsidiary at the time of incurrence and the incurrence of which Indebtedness is permitted by the provisions described under "—Limitation on incurrence of additional indebtedness;" provided that such encumbrances and restrictions apply only to such Restricted Subsidiary and its assets; and provided, further, that the board of directors of the Company has determined in good faith, at the time of creation of each such encumbrance or restriction, that such encumbrances and restrictions would not singly or in the aggregate have a materially adverse effect on the holders of the notes,

(11)	the subordination of any Indebtedness owed by the Company or any of its Restricted Subsidiaries to the Company or any other Restricted Subsidiary to any other Indebtedness of the Company or any of its Restricted Subsidiaries; provided (A) such other Indebtedness is permitted under the indenture and (B) the board of directors of the Company has determined in good faith, at the time of creation of each such encumbrance or restriction, that such encumbrances and restrictions would not singly or in the aggregate have a materially adverse effect on the holders of the notes, or

(12)	an agreement effecting a refinancing, replacement or substitution of Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (2), (4) and (5) above or any other agreement evidencing Indebtedness permitted under the indenture; provided, however, that the provisions relating to such encumbrance or restriction contained in any such refinancing, replacement or substitution agreement or any such other agreement are not less favorable to the Company in any material respect as determined by the board of directors of the Company than the provisions of the Indebtedness being refinanced.

Limitation on preferred stock of restricted subsidiaries

The Company will not permit any of its Restricted Subsidiaries that are not guarantors of the notes to issue any Preferred Stock (other than to the Company or to a Wholly-Owned Restricted Subsidiary of the Company) or permit any person (other than the Company or a Wholly-Owned Restricted Subsidiary of the Company) to own any Preferred Stock of any Restricted Subsidiary of the Company that is not a guarantor of the notes.

Merger, consolidation and sale of assets

The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any person unless:

(1)	either (A) the Company or a Restricted Subsidiary of the Company shall be the surviving or continuing person or (B) the person, if other than the Company or a Restricted Subsidiary of the Company, formed by such consolidation or into which the Company is merged or the person which acquires by sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the Company's assets determined on a consolidated basis for the Company and its Restricted Subsidiaries (the "Surviving Entity") (x) shall be a person organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (y) shall expressly assume, by supplemental indenture, in form satisfactory to the trustee, executed and delivered to the trustee, the due and punctual payment of the principal of and premium, if any, and interest on all of the notes and the performance of every covenant of the notes, the indenture and the registration rights agreement on the part of the Company to be performed or observed;

(2)	immediately after giving effect to such transaction and the assumption contemplated by clause (1)(B)(y) above, including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction, the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness, other than Permitted Indebtedness, pursuant to the "—Limitation on incurrence of additional indebtedness" covenant;

(3)	immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(B)(y) above, including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction, no Default or Event of Default shall have occurred and be continuing; and

(4)	the Company or the Surviving Entity shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, shall comply with the applicable provisions of the indenture and that all conditions precedent in the indenture relating to the execution of such supplemental indenture have been satisfied.

For purposes of the foregoing, the transfer, by lease, assignment, sale or otherwise, in a single transaction or series of transactions, of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, other than to a Wholly-Owned Subsidiary that is a guarantor, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing person, the successor person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture and the notes with the same effect as if such Surviving Entity had been named as such and the Company shall be relieved of all of its obligations and duties under the indenture and the notes.

Each guarantor, other than any guarantor whose guarantee is to be released in accordance with the terms of the guarantee and the indenture, will not, and the Company will not cause or permit any guarantor to, consolidate with or merge with or into any person other than the Company or any other guarantor unless:

(1)	the entity formed by or surviving any such consolidation or merger, if other than the guarantor, or to which such sale, lease, conveyance or other disposition shall have been made is a person organized and existing under the laws of the United States or any State thereof or the District of Columbia;

(2)	such entity assumes by supplemental indenture all of the obligations of the guarantor on the guarantee;

(3)	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(4)	immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (2) of the first paragraph of this covenant.

Any merger or consolidation of a guarantor with and into the Company, with the Company being the Surviving Entity, or another guarantor that is a Wholly-Owned Restricted Subsidiary of the Company need not comply with this covenant.

Limitation on asset sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of, as determined in good faith by the Company's board of directors;

(2)	at least 75% of the consideration received by the Company or such Restricted Subsidiary exclusive of indemnities, as the case may be, from such Asset Sale shall be cash or Cash Equivalents and is received at the time of such disposition; provided that the amount of (a) any liabilities of the Company or any such Restricted Subsidiary, as shown on the Company's or such Restricted Subsidiary's most recent balance sheet, that are assumed by the transferee of any such assets, (b) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 60 days of the time of such disposition, to the extent of the cash or Cash Equivalents received and (c) any Designated Non-Cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c), not to exceed $25.0 million, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for the purposes of this clause (2); and

(3)	upon the consummation of an Asset Sale, the Company shall apply directly or through a Restricted Subsidiary, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof either (A) to repay Senior Debt (and in the case of any Indebtedness outstanding under a revolving credit facility and repaid in satisfaction of this covenant, to permanently reduce the amounts that may be reborrowed thereunder by an equivalent amount), with the Net Cash Proceeds received in respect thereof, (B) to reinvest in Productive Assets, or (C) a combination of prepayment, reduction and investment permitted by the foregoing clauses (3)(A) and (3)(B);

provided that the 75% limitation referred to above shall not apply to any sale, transfer or other disposition of assets in which the cash portion of the consideration received therefor is equal to or greater than what the after-tax net proceeds would have been had such transaction complied with the aforementioned 75% limitation. On the 361st day after an Asset Sale or such earlier date, if any, as the board of directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(A), (3)(B) and (3)(C) of the preceding sentence (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been so applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(A), (3)(B) and (3)(C) of the preceding sentence (each, a "Net Proceeds Offer Amount") shall be applied by the Company to make an offer to repurchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all holders on a pro rata basis that amount of notes equal to the Net Proceeds Offer Amount multiplied by a fraction, the numerator of which is the aggregate principal amount of notes then outstanding and the denominator of which is the sum of the aggregate principal amount of notes and Pari Passu Indebtedness then outstanding (the "Pro Rata Share"), at a price equal to 100% of the principal amount of the notes to be repurchased, plus accrued interest to the date of repurchase.

Notwithstanding the foregoing, if a Net Proceeds Offer Amount is less than $20.0 million, the application of the Net Cash Proceeds constituting such Net Proceeds Offer Amount to a Net Proceeds

Offer may be deferred until such time as such Net Proceeds Offer Amount plus the aggregate amount of all Net Proceeds Offer Amounts arising subsequent to the Net Proceeds Offer Trigger Date relating to such initial Net Proceeds Offer Amount from all Asset Sales by the Company and its Restricted Subsidiaries aggregates at least $20.0 million, at which time the Company shall apply all Net Cash Proceeds constituting all Net Proceeds Offer Amounts that have been so deferred to make a Net Proceeds Offer, the first date the aggregate of all such deferred Net Proceeds Offer Amounts is equal to $20.0 million or more being deemed to be a Net Proceeds Offer Trigger Date. To the extent that the aggregate purchase price of notes tendered pursuant to any Net Proceeds Offer is less than the Pro Rata Share, the Company or any guarantor may use such amount for general corporate purposes. Upon completion of any Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset to zero.

Our Credit Agreement restricts the ability of the Company to repurchase the notes. Accordingly, if required to make a Net Proceeds Offer, the Company would need the consent of the lenders under our Credit Agreement. The failure of the Company to make a required Net Proceeds Offer and repurchase notes subject thereto would be an Event of Default.

Notwithstanding the first two paragraphs of this covenant, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent

(1)	at least 50% of the consideration for such Asset Sale constitutes Productive Assets and

(2)	such Asset Sale is for fair market value; provided that if the fair market value is determined to exceed $25.0 million, such determination shall be made in good faith by the Company's board of directors; provided, further, that the fair market value of any consideration not constituting Productive Assets received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the first two paragraphs of this covenant.

In the event of the transfer of substantially all, but not all, of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a person in a transaction permitted under the "—Merger, consolidation and sale of assets" covenant, the successor corporation shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

Notice of a Net Proceeds Offer will be mailed to the holders as shown on the register of holders not less than 30 days nor more than 60 days before the payment date for the Net Proceeds Offer, with a copy to the trustee, and shall comply with the procedures set forth in the indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their notes in whole or in part in integral multiples of $1,000 principal amount at maturity in exchange for cash. To the extent holders properly tender notes in an amount exceeding the Net Proceeds Offer Amount, notes of tendering holders will be repurchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law.

If an offer is made to repurchase the notes pursuant to a Net Proceeds Offer, the Company will and will cause its Restricted Subsidiaries to comply with all tender offer rules under state and federal securities laws, including, but not limited to, Section 14(e) under the Exchange Act and Rule 14e-1 thereunder, to the extent applicable to such offer.

Limitation of guarantees by restricted subsidiaries

The Company will not permit any Restricted Subsidiary that is not a guarantor, directly or indirectly, by way of the pledge of any intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of the Company, other than

(A)	Indebtedness incurred in reliance on clause (12) (to the extent the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold was permitted to be guaranteed by Restricted Subsidiaries) of the definition of Permitted Indebtedness or under Currency Agreements in reliance on clause (5) of the definition of Permitted Indebtedness, or

(B)	Interest Swap Obligations incurred in reliance on clause (4) of the definition of Permitted Indebtedness, or

(C)	additional Indebtedness incurred in reliance on clause (13) of the definition of Permitted Indebtedness,

unless, in any such case

(a)	such Restricted Subsidiary has executed and delivered or executes and delivers a supplemental indenture to the indenture, providing a guarantee of payment of the notes by such Restricted Subsidiary in the form required by the indenture and

(b)	if such assumption, guarantee or other liability of such Restricted Subsidiary is provided in respect of Indebtedness that is expressly subordinated to the notes, the guarantee or other instrument provided by such Restricted Subsidiary in respect of such subordinate Indebtedness shall be similarly subordinated to the guarantee of the notes.

Any guarantee of the notes by a Restricted Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged, without any further action required on the part of the trustee or any holder, upon:

(1)	the unconditional release of such Restricted Subsidiary from its liability in respect of the Indebtedness in connection with which such guarantee of the notes was executed and delivered pursuant to the preceding paragraph; or

(2)	any sale or other disposition (by merger or otherwise) to any person which is not a Restricted Subsidiary of the Company, of all of the Company's Capital Stock in, or all or substantially all of the assets of, such Restricted Subsidiary; provided, however, that

(a)	such sale or disposition of such Capital Stock or assets is otherwise in compliance with the terms of the indenture and

(b)	such assumption, guarantee or other liability of such Restricted Subsidiary has been released by the holders of the other Indebtedness so guaranteed.

Limitation on sale and leaseback transactions

The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction; provided that the Company and any guarantor may enter into a Sale and Leaseback Transaction if

(1)	the Company or such guarantor could have

(a)	incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction pursuant to the "—Limitation on incurrence of additional indebtedness" covenant and

(b)	incurred a Lien to secure such Indebtedness pursuant to the "—Limitation on liens" covenant,

(2)	the gross cash proceeds of such Sale and Leaseback Transaction are at least equal to the fair market value, as determined in good faith by the board of directors of the Company and set forth in an Officers' Certificate delivered to the trustee, of the property that is the subject of such Sale and Leaseback Transaction and

(3)	the transfer of assets in such Sale and Leaseback Transaction is permitted by, and the Company or the applicable guarantor applies the proceeds of such transaction in accordance with, the "Limitation on asset sales" covenant.

Events of default

The following events are defined in the indenture as "Events of Default":

(1)	the failure to pay interest on any notes when the same becomes due and payable and the default continues for a period of 30 days; or

(2)	the failure to pay the principal on any notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise, including the failure to make a payment to repurchase notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer; or

(3)	a default in the observance or performance of any other covenant or agreement contained in the indenture which default continues for a period of 45 days after the Company receives written notice specifying the default, and demanding that such default be remedied, from the trustee or the holders of at least 25% of the outstanding principal amount of the notes; or

(4)	the failure to pay at final maturity, giving effect to any extensions thereof, the principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company that is a Significant Subsidiary, other than intercompany Indebtedness, and such failure continues for a period of 20 days or more, or the acceleration of the final stated maturity of any such Indebtedness, which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration, if, in either case, the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, in each case with respect to which the 20-day period described above has passed, aggregates $25.0 million or more at any time; or

(5)	any final judgment or final judgments for the payment of money in excess (net of amounts covered by third-party insurance with insurance carriers who in the reasonable judgment of the board of directors are creditworthy and who have not disclaimed liability with respect to such judgment or judgments) of $25.0 million shall be rendered against the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary and shall not be discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect; or

(6)	certain events of bankruptcy affecting the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary; or

(7)	any of the guarantees ceases to be in full force and effect or any of the guarantees is held in a judicial proceeding to be null and void and unenforceable or any of the guarantees is found to be invalid by a final judgment or order that is not appealable or any of the guarantors denies its liability under its guarantee, other than by reason of a release of a guarantor in accordance with the terms of the indenture.

During the continuance of any Event of Default specified in the indenture (other than an Event of Default with respect to bankruptcy proceedings of the Company), the trustee or the holders of at least 25% in principal amount of outstanding notes may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing to the Company and the trustee specifying the respective Event of Default and that it is a "notice of acceleration", and the same shall become immediately due and payable. If an Event of Default with respect to bankruptcy proceedings of the Company occurs and is continuing, then such amount shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of notes.

The indenture provides that, at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the holders of a majority in principal amount of the notes may rescind and cancel such declaration and its consequences

(1)	if the rescission would not conflict with any judgment or decree,

(2)	if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration,

(3)	to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid,

(4)	if the Company has paid the trustee its reasonable compensation and reimbursed the trustee for its reasonable expenses, disbursements and advances and

(5)	in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the trustee shall have received an Officers' Certificate and an Opinion of Counsel that such Event of Default has been cured or waived. The holders of a majority in principal amount of the notes may waive any existing Default or Event of Default under the indenture, and its consequences, except a default in the payment of the principal of or interest on any notes.

Defeasance

The indenture will cease to be of further effect as to all outstanding notes, except as to

(1)	rights of registration of transfer, substitution and exchange of notes,

(2)	rights of holders to receive payments of principal of, premium, if any, and interest on the notes and any other rights of the holders with respect to such amounts,

(3)	the rights, obligations and immunities of the trustee under the indenture and

(4)	certain other specified provisions in the indenture (the foregoing exceptions (1) through (4) are collectively referred to as the "Reserved Rights") if:

(a)	the Company irrevocably deposits, or causes to be deposited, with the trustee, in trust for the benefit of the holders pursuant to an irrevocable trust and security agreement in form and substance reasonably satisfactory to the trustee (1) U.S. Legal Tender, (2) U.S. Government Obligations or (3) a combination thereof, in an amount sufficient after payment of all federal, state and local taxes or other charges or assessments in respect thereof payable by the trustee, which through the payment of interest and principal will provide, not later than one day before the due date of payment in respect of the notes, U.S. Legal Tender in an amount which, in the opinion of a nationally recognized firm of independent certified public accountants expressed in a written certification thereof in form and substance reasonably satisfactory to the trustee, delivered to the trustee, is sufficient to pay the principal of, premium, if any, and interest on the notes then outstanding on the dates on which any such payments are due and payable in accordance with the terms of the indenture and of the notes; provided, however, that (1) the trustee of the irrevocable trust shall have been irrevocably instructed to pay such money or the proceeds of such U.S. Government Obligations to the trustee; and (2) the trustee shall have been irrevocably instructed to apply such money or the proceeds of such U.S. Government Obligations to the payment of said principal and interest with respect to the notes;

(b)	the Company shall have delivered to the trustee an Opinion of Counsel from independent counsel reasonably satisfactory to the trustee or a tax ruling from the Internal Revenue Service to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax in the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

(c)	the Company shall have delivered to the trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, such money or the proceeds of such U.S. Government Obligations will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and

(d)	the Company has delivered to the trustee an Officers' Certificate and an Opinion of Counsel each in form and substance reasonably satisfactory to the trustee, each stating that all conditions precedent relating to the satisfaction and discharge of the indenture have been complied with.

In addition, the Company may terminate all of its obligations under the indenture, except as to certain of the Reserved Rights, when (1) all outstanding notes theretofore authenticated have been delivered to the trustee for cancellation and the Company has paid or caused to be paid all sums payable under the indenture by the Company or (2) the Company has called for redemption pursuant to the indenture all of the notes under arrangements satisfactory to the trustee, the amounts described in clause (a) above have been deposited as described therein, the conditions in clauses (1) and (2) of the proviso to such clause (a) have been satisfied and the certificate and opinion described in clause (d) above have been delivered. Notwithstanding the foregoing, the Opinions of Counsel required by clauses (b) and (c) above need not be delivered if all notes not theretofore delivered to the trustee for cancellation (1) have become due and payable, (2) will become due and payable on the maturity date within one year or (3) are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Company. In addition, the Company may at its option and at any time elect to terminate its obligations with respect to certain covenants that are set forth in the indenture, some of which are described under "—Covenants" above.

Modification of the indenture

From time to time, the Company and the trustee, without the consent of the holders of the notes, may amend the indenture or the notes for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not adversely affect the rights of any of the holders in any material respect. Other modifications and amendments of the indenture or the notes may be made with the consent of the holders of a majority in principal amount of the then outstanding notes issued under the indenture, except that, without the consent of each holder of the notes affected thereby, no amendment may:

(1)	reduce the amount of notes whose holders must consent to an amendment;

(2)	reduce the rate of or extend the time for payment of interest, including defaulted interest, on any notes;

(3)	reduce the principal of or change or have the effect of changing the fixed maturity of any notes, or change the date on which any notes may be subject to redemption, or reduce the redemption price therefor;

(4)	make any notes payable in money other than that stated in the notes;

(5)	make any change in provisions of the indenture protecting the right of each holder of a note to receive payment of principal of and interest on such note on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of the notes to waive Defaults or Events of Default (other than Defaults or Events of Default with respect to the payment of principal of or interest on the notes); or

(6)	adversely affect the ranking of the notes or the guarantees.

In addition, following the occurrence of a Change of Control or an Asset Sale (if the Company is obligated to make and consummate a Net Proceeds Offer as a result of such Asset Sale), as the case may be, without the consent of holders of at least 75% of the outstanding aggregate principal amount of notes, an amendment or waiver may not make any change to the Company's obligations to make and consummate the required Change of Control Offer or Net Proceeds Offer, as the case may be, or modify any of the provisions or definitions with respect thereto.

Additional information

The indenture provides that the Company promptly will deliver to the trustee, but in any event no later than 15 days after the filing of the same with the SEC, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. The indenture further provides that, notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC, to the extent permitted, and provide the trustee and holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. The Company will also comply with the other provisions of TIA Section 314(a).

Governing law

The indenture provides that it and the notes are governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The trustee

The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Pursuant to the terms of the indenture, the holder or holders of the notes must offer reasonable security or indemnity to the trustee against any costs, liability or expense of the trustee.

The indenture and the provisions of the TIA contain certain limitations on the rights of the trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the trustee will be permitted to engage in other transactions; provided, however, that if the trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain definitions

Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

"12½% Notes" means the Company's 12½% Senior Subordinated Notes due 2010.

"Acquired Indebtedness" means Indebtedness of a person or any of its Restricted Subsidiaries existing at the time such person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its subsidiaries or is assumed in connection with the acquisition of assets from such person and not incurred by such person in connection with, or in anticipation or contemplation of, such person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

An "Affiliate" of a person means a person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such person; provided, however, that with respect to the Company the term Affiliate shall not include the Company or any subsidiary of the Company so long as no Affiliate of the Company has any direct or indirect interest therein, except through the Company or its subsidiaries. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

"Asset Acquisition" means

(a)	an Investment by the Company or any Restricted Subsidiary of the Company in any other person pursuant to which such person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or

(b)	the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any person which constitute all or substantially all of the assets of such person, any division or line of business of such person or any other properties or assets of such person other than in the ordinary course of business.

"Asset Sale" means any direct or indirect sale, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries, including any Sale and Leaseback Transaction that does not give rise to a Capitalized Lease Obligation, to any person other than the Company or a Restricted Subsidiary of the Company of

(a)	any Capital Stock of any Restricted Subsidiary of the Company; or

(b)	any other property or assets, other than cash or Cash Equivalents, of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business;

provided, however, that Asset Sales shall not include

(1)	a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration, exclusive of indemnities, of less than $2.5 million,

(2)	the sale of accounts receivable,

(3)	the sale, lease, conveyance, disposition or other transfer of assets in the ordinary course of business,

(4)	the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company and its Restricted Subsidiaries or any guarantor as permitted under "—Merger, consolidation and sale of assets,"

(5)	sales, transfers or other dispositions of assets resulting from the creation, incurrence or assumption of (but not any foreclosure with respect to) any Lien not prohibited by the provisions described under "—Limitation on liens,"

(6)	sales, transfers or other dispositions of assets in a transaction constituting a Permitted Investment or a Restricted Payment permitted by the provisions described under "—Limitation on restricted payments," and

(7)	the grant of licenses to third parties in respect of intellectual property in the ordinary course of business of the Company or any of its Restricted Subsidiaries.

"Attributable Debt" in respect of a Sale and Leaseback Transaction consummated subsequent to the Issue Date means, at the time of determination, the present value, discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP, of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended.

"Capital Stock" means (1) with respect to any person that is a corporation, any and all shares, interests, participations or other equivalents, however designated, of corporate stock, including each class of common stock and preferred stock of such person and (2) with respect to any person that is not a corporation, any and all partnership or other equity interests of such other person.

"Capitalized Lease Obligations" means, as to any person, the obligations of such person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

"Cash Equivalents" means

(1)	marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2)	marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's;

(3)	commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

(4)	certificates of deposit or bankers' acceptances (or, with respect to foreign banks, similar instruments) maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million;

(5)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

(6)	investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

"Change Of Control" means the occurrence of one or more of the following events:

(1)	any sale, lease, exchange or other transfer, in one transaction or a series of related transactions, of all or substantially all of the assets of the Company to any person or group of related persons for purposes of Section 13(d) of the Exchange Act (a "Group") (whether or not otherwise in compliance with the provisions of the indenture);

(2)	the approval by the holders of Capital Stock of the Company of any plan for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the indenture);

(3)	any person or Group shall become the owner, directly or indirectly, beneficially, of shares representing more than 50% of the aggregate voting power represented by the issued and outstanding Capital Stock of the Company entitled under ordinary circumstances to elect a majority of the directors of the Company; or

(4)	the replacement of a majority of the board of directors of the Company over a two-year period from the directors who constituted the board of directors at the beginning of such period (other than individuals designated to serve from time to time on the board of directors of the Company pursuant to the Stockholders' Agreement, dated as of September 6, 2000, as amended or supplemented as of the Issue Date, among the Company and certain of its stockholders), and such replacement shall not have been approved by a vote of at least a majority of the board of directors then still in office who either were members of the board of directors at the beginning of such period or whose election as a member of the board of directors was previously so approved.

"Consolidated EBITDA" means, with respect to any person, for any period, the sum (without duplication) of

(1)	Consolidated Net Income,

(2)	to the extent Consolidated Net Income has been reduced thereby, all losses from Asset Sales or abandonments or reserves relating thereto, all items classified as extraordinary losses and all income taxes of such person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary gains or losses),

(3)	Consolidated Interest Expense and

(4)	Consolidated Non-Cash Charges.

"Consolidated Fixed Charge Coverage Ratio" means, with respect to any person, the ratio of Consolidated EBITDA of such person during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to

(1)	the incurrence or repayment of any Indebtedness of such person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment or retirement of other Indebtedness (and the application of the proceeds thereof) at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities), as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period and

(2)	any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such person or one of its Restricted Subsidiaries (including any person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act) attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

If such person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such person or any Restricted Subsidiary of such person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio,"

(1)	interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

(2)	if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

(3)	notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

"Consolidated Fixed Charges" means, with respect to any person for any period, the sum, without duplication, of

(1)	Consolidated Interest Expense, plus

(2)	the product of

(x)	the amount of all dividend payments on any series of Preferred Stock of such person (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times

(y)	a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such person expressed as a decimal.

"Consolidated Interest Expense" means, with respect to any person for any period, the sum of, without duplication,

(1)	the aggregate of all cash and non-cash interest expense with respect to all outstanding Indebtedness of such person and its Restricted Subsidiaries, including the net costs associated with Interest Swap Obligations, capitalized interest, and imputed interest with respect to Attributable Debt (but excluding (a) the write-off of deferred financing costs and (b) the amortization of deferred financing charges), for such period determined on a consolidated basis in conformity with GAAP; and

(2)	the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

"Consolidated Net Income" means, with respect to any person for any period, the aggregate net income (or loss) of such person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall be excluded therefrom

(a)	after tax gains or losses from Asset Sales (without regard to the $2.5 million threshold in clause (1) of the definition of Asset Sales) or abandonments or reserves relating thereto,

(b)	items classified as extraordinary gains or losses, and the related tax effects according to GAAP,

(c)	the net income (or loss) of any person acquired in a pooling of interests or similar transaction accrued prior to the date it becomes a subsidiary of such first person or is merged or consolidated with it or any subsidiary,

(d)	the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that subsidiary of that income is restricted by contract, operation of law or otherwise,

(e)	the net loss of any person, other than a Restricted Subsidiary of the Company,

(f)	the net income of any person, other than a Restricted Subsidiary, in which such person has an interest, except to the extent of cash dividends or distributions paid to such person or a Restricted Subsidiary of such person,

(g)	gains from retirement of debt, and

(h)	amounts attributable to dividends paid in respect of Qualified Capital Stock to the extent such dividends are paid in shares of Qualified Capital Stock.

"Consolidated Non-Cash Charges" means, with respect to any person for any period, the aggregate depreciation, amortization and other non-cash expenses of such person and its Restricted

Subsidiaries reducing Consolidated Net Income of such person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

"Convertible Debentures" means the convertible debentures issued by the Company on or about the Issue Date in an aggregate principal amount of up to $275.0 million.

"Convertible Debentures Hedge and Warrant Option Transactions" means the transactions in connection with the issuance of the Convertible Debentures contemplated by (i) the letter agreements dated as of December 1, 2004, between the Company and each of J.P. Morgan Securities Inc., as agent for JPMorgan Chase Bank, N.A., London Branch, and Bear, Stearns International Limited; (ii) the ISDA confirmations entered into on or about the Issue Date between the Company and each of J.P. Morgan Securities Inc., as agent for JPMorgan Chase Bank, N.A., London Branch, and Bear, Stearns International Limited and the related deemed 2002 ISDA Master Agreements thereunder; and (iii) any other documents relating to the matters referenced in clauses (i) or (ii), in the case of each of clauses (i), (ii) and (iii), on the terms contemplated thereby as of the Issue Date, and giving effect to any amendments or modifications thereto or substitutions or replacements thereof on terms no less favorable to the holders of the notes than the terms contemplated on the Issue Date.

"Credit Agreement" means the Credit Agreement, dated December 23, 2004, between the Company and the lenders party thereto, including all related notes, collateral documents and guarantees, in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, increasing the total commitment under, refinancing, replacing or otherwise restructuring (including adding subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

"Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in currency values.

"Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

"Designated Non-Cash Consideration" means the fair market value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an officers' certificate executed by the principal executive officer and the principal financial officer of the Company or such Restricted Subsidiary.

"Designated Senior Debt" means (1) any Indebtedness outstanding under our Credit Agreement and (2) any other Senior Debt permitted under the indenture the principal amount of which is $25.0 million or more and that has been designated by the Company as Designated Senior Debt in the instrument creating such Indebtedness.

"Disqualified Capital Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (other than an event which would constitute a Change of Control), matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control), in whole or in part, on or prior to the final maturity date of the notes.

"Equity Offering" means any private or public offering of Qualified Capital Stock of the Company.

"fair market value" or "fair value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under pressure or compulsion to complete the transaction. Fair market value shall be determined by the board of directors of the Company acting reasonably and in good faith and shall be evidenced by a board resolution delivered to the trustee.

"Foreign Subsidiary" means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

"GAAP" is defined to mean generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

"Guarantor Senior Debt" means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of any guarantor of the notes, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the guarantee of the notes. Without limiting the generality of the foregoing, "Guarantor Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of, all monetary obligations (including guarantees thereof) of every nature of any guarantor of the notes under our Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities. "Guarantor Senior Debt" shall not include

(1)	Indebtedness evidenced by a guarantee of the notes;

(2)	any Indebtedness of such guarantor of the notes owing to the Company or to a subsidiary of the Company;

(3)	Indebtedness to, or guaranteed on behalf of, any director, officer or employee of the Company or any subsidiary of the Company or Affiliate of the Company (including, without limitation, amounts owed for compensation);

(4)	trade payables and other current liabilities arising in the ordinary course of business in connection with obtaining goods, materials or services;

(5)	Indebtedness represented by Disqualified Capital Stock;

(6)	any liability for federal, state, local or other taxes owed or owing by such guarantor of the notes;

(7)	that portion of any Indebtedness incurred in violation of the indenture;

(8)	any Indebtedness which is, by its express terms, subordinated in right of payment or junior to any other Indebtedness of such guarantor of the notes; and

(9)	any Indebtedness which, when incurred and without respect to any other election under Section 1111(b) of Title 11, United States Code, is without recourse to such guarantor of the notes.

"Incur" or "incur" means, with respect to any Indebtedness, to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise with respect to, or otherwise become responsible for payment of such Indebtedness.

"Indebtedness" means with respect to any person, without duplication,

(1)	the principal amount of all obligations of such person for borrowed money,

(2)	the principal amount of all obligations of such person evidenced by bonds, debentures, notes or other similar instruments,

(3)	all Capitalized Lease Obligations of such person,

(4)	all obligations of such person to pay the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding accounts payable and other current liabilities arising in the ordinary course of business),

(5)	all obligations of such person for the reimbursement of any obligor on any letter of credit or banker's acceptance,

(6)	guarantees and other contingent obligations of such person in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below,

(7)	all Indebtedness of any other person of the type referred to in clauses (1) through (6) above which are secured by any Lien on any property or asset of such person, the amount of such obligation being deemed to be the lesser of the fair market value at such date of any asset subject to any Lien securing the Indebtedness of others and the amount of the Indebtedness secured,

(8)	all obligations under Currency Agreements and Interest Swap Obligations of such person, and

(9)	all Disqualified Capital Stock issued by such person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes hereof, (1) the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the board of directors of the issuer of such Disqualified Capital Stock, and (2) accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the "—Limitation on incurrence of additional indebtedness" covenant. The amount of Indebtedness of any person at any date shall be the amount of all unconditional obligations described above, as such amount would be reflected on a balance sheet prepared in accordance with GAAP, and the maximum liability at such date of such person for any contingent obligations described above.

"Interest Swap Obligations" means the obligations of any person, pursuant to any arrangement with any other person, whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other person calculated by applying a fixed or a floating rate of interest on the same notional amount.

"Investment" means, with respect to any person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any person. "Investment" shall exclude extensions of trade credit by the Company and its subsidiaries on commercially reasonable terms. For the purposes of the "—Limitation on restricted payments" covenant,

(1)	"Investment" shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and

(2)	the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions (including tax sharing payments) in connection with such Investment or any other amounts received in respect of such Investment.

If the Company or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such person is no longer a Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Capital Stock of such subsidiary not sold or disposed.

"Issue Date" means December 23, 2004, the original date of issuance of the old notes.

"Joint Venture" means any person (other than a subsidiary of the Company) engaged in a Related Business with respect to which at least 35% of such person's outstanding Capital Stock is owned directly or indirectly by the Company.

"Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

"Moody's" means Moody's Investor Service, Inc. and its successors.

"Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of

(a)	all out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions),

(b)	taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements,

(c)	the amounts of

(x)	any repayments of debt secured, directly or indirectly, by Liens on the assets which are the subject of such Asset Sale and

(y)	any repayments of debt associated with such assets which is due by reason of such Asset Sale (i.e., such disposition is permitted by the terms of the instruments evidencing or applicable to such debt, or by the terms of a consent granted thereunder, on the condition the proceeds (or portion thereof) of such disposition be applied to such debt), and other fees, expenses and other expenditures, in each case, reasonably incurred as a consequence of such repayment of debt (whether or not such fees, expenses or expenditures are then due and payable or made, as the case may be);

(d)	any portion of cash proceeds which the Company determines in good faith should be reserved for post-closing adjustments, it being understood and agreed that on the day that all such post-closing adjustments have been determined, the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing adjustments payable by the Company or any of its Restricted Subsidiaries shall constitute Net Cash Proceeds on such date;

(e)	all amounts deemed appropriate by the Company (as evidenced by a signed certificate of the principal financial officer of the Company delivered to the trustee) to be provided as a reserve, in accordance with GAAP ("GAAP Reserves"), against any liabilities associated with such assets which are the subject of such Asset Sale;

(f)	all foreign, federal, state and local taxes payable (including taxes reasonably estimated to the payable) in connection with or as a result of such Asset Sale; and

(g)	with respect to Asset Sales by Restricted Subsidiaries of the Company, the portion of such cash payments attributable to persons holding a minority interest in such Restricted Subsidiary.

Notwithstanding the foregoing, Net Cash Proceeds shall not include proceeds received in a foreign jurisdiction from an Asset Sale of an asset located outside the United States to the extent

(1)	such proceeds cannot under applicable law be transferred to the United States or

(2)	such transfer would result (in the good faith determination of the board of directors of the Company set forth in a board resolution) in a foreign tax liability that would be materially greater than if such Asset Sale occurred in the United States;

provided that if, as, and to the extent that any of such proceeds may lawfully be in the case of clause (1) or are in the case of clause (2) transferred to the United States, such proceeds shall be deemed to be cash payments that are subject to the terms of this definition of Net Cash Proceeds.

"Obligations" means, with respect to any Indebtedness, all principal, interest, premiums, penalties, fees, indemnities, expenses (including legal fees and expenses), reimbursement obligations and other liabilities payable to the holder of such Indebtedness under the documentation governing such Indebtedness.

"Pari Passu Indebtedness" means any Indebtedness of the Company or a guarantor of the notes ranking pari passu with the notes or a guarantee of the notes, as the case may be, that the obligor thereon is required to offer to repurchase or repay on a permanent basis in connection with an Asset Sale.

"Permitted Indebtedness" means, without duplication,

(1)	the notes (other than Additional Notes) and the guarantees thereof,

(2)	Indebtedness incurred pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed $500.0 million reduced by any required permanent repayments (which are accompanied by a corresponding permanent commitment reduction) thereunder (excluding any such required permanent repayment and corresponding permanent commitment reduction to the extent refinanced at the time of payment under a replaced Credit Agreement) and less the amount of any prepayment made with the proceeds of an Asset Sale in accordance with and in satisfaction of the "—Limitation on asset sales" covenant,

(3)	other Indebtedness of the Company and its subsidiaries outstanding on the Issue Date,

(4)	Interest Swap Obligations of the Company or any of its subsidiaries covering Indebtedness of the Company or any of its subsidiaries; provided, however, that any Indebtedness to which any such Interest Swap Obligations correspond is otherwise permitted to be incurred under the indenture; provided, further, that such Interest Swap Obligations are entered into, in the judgment of the Company, to protect the Company or any of its subsidiaries from fluctuation in interest rates on their respective outstanding Indebtedness,

(5)	Indebtedness under Currency Agreements,

(6)	intercompany Indebtedness owed by the Company to any Restricted Subsidiary of the Company or by any Restricted Subsidiary of the Company to the Company or any Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Restricted Subsidiary of the Company in each case subject to no Lien held by a person other than the Company or a Restricted Subsidiary of the Company; provided, however, that if as of any date any person other than the Company or a Restricted Subsidiary of the Company owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness under this clause (6),

(7)	Acquired Indebtedness to the extent the Company could have incurred such Indebtedness in accordance with the "—Limitation on incurrence of additional indebtedness" covenant on the date such Indebtedness became Acquired Indebtedness,

(8)	(A) guarantees by Restricted Subsidiaries pursuant to the "—Limitation of guarantees by restricted subsidiaries" covenant or guarantees by Restricted Subsidiaries of Indebtedness of other Restricted Subsidiaries to the extent that such Indebtedness is otherwise permitted under the indenture and (B) guarantees by the Company of its Wholly-Owned Restricted Subsidiaries' Indebtedness; provided that such Indebtedness is permitted to be incurred under the indenture,

(9)	Indebtedness incurred by the Company or any Restricted Subsidiary in connection with the purchase or improvement of property (real or personal) or equipment or other capital expenditures in the ordinary course of business, in aggregate not to exceed $25.0 million in any fiscal year of the Company,

(10)	Indebtedness of the Company or any Restricted Subsidiary evidenced by Capitalized Lease Obligations not to exceed $25.0 million principal amount at any one time outstanding,

(11)	guarantees, letters of credit and indemnity agreements relating to performance and surety bonds incurred in the ordinary course of business,

(12)	any refinancing, modification, replacement, renewal, restatement, refunding, deferral, extension, substitution, supplement, reissuance or resale of existing or future Indebtedness incurred in accordance with the "—Limitation on incurrence of additional indebtedness" covenant (other than pursuant to clause (2), (6), (9), (10), (11), (13), (14), (15) or (17) of this definition), including any additional Indebtedness incurred to pay premiums required by the instruments governing such existing or future Indebtedness as in effect at the time of issuance thereof ("Required Premiums") and fees in connection therewith; provided, however, that any such event shall not (1) result in an increase in the aggregate principal amount of Permitted Indebtedness (except to the extent such increase is a result of a simultaneous incurrence of additional Indebtedness (A) to pay Required Premiums and related fees or (B) otherwise permitted to be incurred under the indenture) of the Company and its subsidiaries and (2) create Indebtedness with a Weighted Average Life to Maturity at the time such Indebtedness is incurred that is less than the Weighted Average Life to Maturity at such time of the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold,

(13)	additional Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount not to exceed $50.0 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under our Credit Agreement),

(14)	Indebtedness of the Company or any Restricted Subsidiary in respect of the contingent deferred purchase price of any acquired property (including Capital Stock) not to exceed $15.0 million in aggregate principal amount at any one time outstanding,

(15)	the guarantee of Indebtedness of Joint Ventures to the extent permitted by clause (12) of the definition of Permitted Investments,

(16)	Indebtedness of Foreign Subsidiaries in an aggregate principal amount which, when taken together with all other Indebtedness of Foreign Subsidiaries Incurred pursuant to this clause (16) and outstanding on the date of such Incurrence does not exceed $25.0 million, and

(17)	the issuance of the Convertible Debentures and the guarantees thereof.

"Permitted Investments" means

(1)	Investments by the Company or any Restricted Subsidiary of the Company in, or for the benefit of, any Restricted Subsidiary of the Company (whether existing on the Issue Date or created thereafter and including Investments in any person, if after giving effect to such

Investment, such person would be a Restricted Subsidiary of the Company or such person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company) and Investments in, or for the benefit of, the Company by any Restricted Subsidiary of the Company;

(2)	cash and Cash Equivalents;

(3)	Investments existing on the Issue Date;

(4)	Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in settlement of or other resolution of claims or disputes, and in each case, extensions, modifications and remands thereof;

(5)	so long as no Default or Event of Default has occurred and is continuing, loans and advances in the ordinary course of business by the Company and its Restricted Subsidiaries to their respective employees not to exceed $2.5 million at any one time outstanding;

(6)	so long as no Default or Event of Default has occurred and is continuing, additional Investments in a person or persons principally engaged in a Related Business not to exceed $100.0 million at any one time outstanding;

(7)	Investments received by the Company or its Restricted Subsidiaries as consideration for asset sales, including Asset Sales; provided, however, in the case of an Asset Sale, such Asset Sale is effected in compliance with the "—Limitation on asset sales" covenant;

(8)	Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company's or its Restricted Subsidiaries' business and otherwise in compliance with the indenture;

(9)	guarantees by the Company or any of its Restricted Subsidiaries of Indebtedness or other obligations otherwise permitted to be incurred by the Company or any of its Restricted Subsidiaries under the indenture;

(10)	so long as no Default or Event of Default has occurred and is continuing, Investments in Joint Ventures not to exceed $10.0 million at any one time outstanding; and

(11)	any Investments received in exchange for the issuance of Qualified Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any such Qualified Capital Stock.

"Permitted Junior Securities" means

(1)	Qualified Capital Stock of the Company or any guarantor; or

(2)	debt securities that are subordinated to (a) all Senior Debt or Guarantor Senior Debt and (b) any debt securities issued in exchange for Senior Debt or Guarantor Senior Debt to substantially the same extent as, or to a greater extent than, the notes and the guarantees of the notes are subordinated to Senior Debt and Guarantor Senior Debt, respectively, under the indenture.

"Permitted Liens" means

(1)	Liens securing Indebtedness consisting of Capitalized Lease Obligations;

(2)	Liens securing any Senior Debt or Guarantor Senior Debt, including liens securing our Credit Agreement;

(3)	Liens on property existing at the time of acquisition thereof by the Company or a Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such acquisition;

(4)	Liens at any time outstanding with respect to assets of the Company and its Restricted Subsidiaries, the fair market value of which at the time the Lien was imposed does not exceed $1.0 million;

(5)	Liens securing Indebtedness incurred pursuant to clause (9), (11), (13) or (14) of the definition of Permitted Indebtedness;

(6)	Liens created to replace Liens described in clause (3) or (6) above or clause (7) below to the extent that such Liens do not extend beyond the originally encumbered property (other than improvements thereto or thereon, attachments and other modifications reasonably required to maintain such property) and are not otherwise materially less favorable to the Company and its Restricted Subsidiaries than the Liens being replaced, as determined by the board of directors of the Company in good faith; and

(7)	Liens existing on the Issue Date.

"Preferred Stock" of any person means any Capital Stock of such person that has preferential rights to any other Capital Stock of such person with respect to dividends or redemptions or upon liquidation.

"Previous Credit Agreement" means the Amended and Restated Credit Agreement, dated as of November 6, 2003, among the Company, the lenders party thereto and The Bank of New York, as administrative agent.

"pro forma" means, with respect to any calculation made or required to be made pursuant to the terms of the indenture, a calculation in accordance with Article 11 of Regulation S-X under the Securities Act.

"Productive Assets" means assets of a kind used or usable in the businesses of the Company and its Restricted Subsidiaries as conducted on the date of the relevant Asset Sale or any Related Business (including Capital Stock in any such businesses or Related Business and licenses or similar rights to operate); provided, however, that accounts receivable acquired as part of an acquisition of assets of a kind used or usable in such businesses shall be deemed to be Productive Assets.

"Qualified Capital Stock" means any stock that is not Disqualified Capital Stock.

"Related Business" means the businesses of the Company and its Restricted Subsidiaries as conducted on the Issue Date and similar, complementary or related businesses or reasonable extensions, developments or expansions thereof.

"Restricted Investment" means an Investment other than a Permitted Investment.

"Restricted Subsidiary" of any person means any subsidiary of such person which at the time of determination is not an Unrestricted Subsidiary.

"S&P" means Standard & Poor's, a division of the McGraw-Hill Companies, and its successors.

"Sale and Leaseback Transaction" means any direct or indirect arrangement with any person or to which any such person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such person or to any other person from whom funds have been or are to be advanced by such person on the security of such Property; provided, however, that a Sale and Leaseback Transaction shall not include a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration (exclusive of indemnities) of less than $1.0 million (a "De Minimis Transaction") so long as the aggregate consideration (exclusive of indemnities) received by the Company or its Restricted Subsidiaries from all De Minimis Transactions does not exceed an aggregate of $10.0 million.

"Senior Debt" means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of the Company, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the notes. Without limiting the generality of the foregoing, "Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of, all monetary obligations (including guarantees thereof) of every nature of the Company under our Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities. "Senior Debt" shall not include

(1)	Indebtedness evidenced by the notes;

(2)	any Indebtedness of the Company to a subsidiary of the Company;

(3)	Indebtedness to, or guaranteed on behalf of, any director, officer or employee of the Company or any subsidiary of the Company or Affiliate of the Company (including, without limitation, amounts owed for compensation);

(4)	trade payables and other current liabilities arising in the ordinary course of business in connection with obtaining goods, materials or services;

(5)	Indebtedness represented by Disqualified Capital Stock;

(6)	any liability for federal, state, local or other taxes owed or owing by the Company;

(7)	that portion of any Indebtedness incurred in violation of the indenture;

(8)	any Indebtedness which is, by its express terms, subordinated in right of payment or junior to any other Indebtedness of the Company; and

(9)	any Indebtedness which, when incurred and without respect to any other election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company.

"Significant Subsidiary" shall have the meaning set forth in Rule 1.02(w) of Regulation S-X under the Securities Act.

"Tender Offer" means the offer to purchase and related consent solicitation in respect of the 12½% Notes to be consummated on or about the Issue Date pursuant to the terms of an Offer to Purchase and Solicitation of Consents dated November 24, 2004.

"Transactions" means, collectively, the offer and sale of the notes, the concurrent offer and sale of the Convertible Debentures and the entrance into our Credit Agreement and the initial borrowings thereunder on the Issue Date, and the use of proceeds of each thereof including the repayment in full of all obligations under and termination of the previous Credit Agreement on the Issue Date and the consummation of the Tender Offer.

"Unrestricted Subsidiary" of any person means

(1)	any subsidiary of such person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the board of directors of such person in the manner provided below; and

(2)	any subsidiary of an Unrestricted Subsidiary.

The board of directors may designate any subsidiary (including any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary unless such subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other subsidiary of the Company that is not a subsidiary of the subsidiary to be so designated; provided, however, that

(x)	the Company certifies to the trustee that such designation complies with the "—Limitation on restricted payments" covenant and

(y)	each subsidiary to be so designated and each of its subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries except to the extent permitted by the provisions of the "—Limitation on incurrence of additional indebtedness" covenant and the "—Limitation on restricted payments" covenant.

The board of directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if

(x)	immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "—Limitation on incurrence of additional indebtedness" covenant and

(y)	immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

Any such designation by the board of directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

"Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing

(a)	the then outstanding aggregate principal amount of such Indebtedness into

(b)	the sum of the total of the products obtained by multiplying

(1)	the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

(2)	the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

"Wholly-Owned Restricted Subsidiary" of any person means any Restricted Subsidiary of such person of which all the outstanding voting securities (other than directors' qualifying shares) are owned by such person or any Wholly-Owned Restricted Subsidiary of such person.

BOOK-ENTRY SETTLEMENT AND CLEARANCE

The global notes

The old notes were initially issued in the form of several registered notes in global form, without interest coupons, as follows:

•	notes sold to qualified institutional buyers under Rule 144A were represented by the Rule 144A global note;

•	notes sold in offshore transactions to non-U.S. persons in reliance on Regulation S were represented by the Regulation S global note; and

•	any notes sold in the secondary market to institutional accredited investors were represented by the Institutional Accredited Investor global note.

Upon issuance, each of the old global notes were, and each of the new notes will be, deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note was, and will be, limited to persons who have accounts with DTC (DTC participants) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of each global note with DTC's custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants; and

•	ownership of beneficial interests in each note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

During the Distribution Compliance Period described below, beneficial interests in the Regulation S global notes may be transferred only to non-U.S. persons under Regulation S, qualified institutional buyers under Rule 144A or institutional accredited investors.

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Exchanges among the global notes

The Distribution Compliance Period will begin on the closing date and end 40 days after the closing date.

After consummation of the Exchange Offer, beneficial interests in one old global note may generally be exchanged for interests in another old global note and beneficial interests in one new global note may generally be exchanged for interests in another new global note. Depending on whether the transfer is being made during or after the Distribution Compliance Period, and to which global note the transfer is being made, the Trustee may require the seller to provide certain written certifications in the form provided in the indenture. In addition, in the case of a transfer of interests to the Institutional Accredited Investor global note, the Trustee may require the buyer to deliver a representation letter in the form provided in the indenture that states, among other things, that the buyer is not acquiring notes with a view to distributing them in violation of the Securities Act.

A beneficial interest in a global note that is transferred to a person who takes delivery through another global note will, upon transfer, become subject to any transfer restrictions and other procedures applicable to beneficial interests in the other global note.

Book-entry procedures for the global notes

All interests in the global notes are subject to the operations and procedures of DTC. We provide the following summaries of those operations and procedures solely for the convenience of investors.

The operations and procedures of DTC are controlled by DTC and may be changed at any time. We are not responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a "banking organization" within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a "clearing corporation" within the meaning of the Uniform Commercial Code; and

•	a "clearing agency" registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC's nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the Trustee to DTC's nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC's procedures and will be settled in same-day funds.

DTC has agreed to the above procedures to facilitate transfers of interests in the global notes among participants in DTC. However, DTC is not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their obligations under the rules and procedures governing its operations.

Certificated notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the indenture should occur.

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax and, in the case of non-U.S. holders, estate tax considerations relating to the exchange of old notes for new notes and the purchase, ownership and disposition of the new notes, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change (possibly on a retroactive basis) and to different interpretation. This discussion is limited to holders who hold the notes as capital assets, within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the "Code").

For purposes of this summary, the term "U.S. holders" means beneficial owners of notes that are, for U.S. federal income tax purposes, (1) individual citizens or residents of the U.S., including alien individuals who are lawful permanent residents of the U.S. or who meet the substantial presence residency test under the U.S. federal income tax laws, (2) corporations (including entities treated as such for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any State of the United States or the District of Columbia, (3) estates, the incomes of which are subject to U.S. federal income taxation regardless of their source of income, or (4)(i) trusts subject to the primary supervision of a U.S. court and the control of one or more U.S. persons and (ii) trusts that have a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. Beneficial owners of notes that are individuals, corporations, trusts or estates for U.S. federal income tax purposes and that are not U.S. holders ("non-U.S. holders") are subject to special U.S. federal income tax considerations, some of which are discussed below.

If a partnership (including for this purpose any entity treated as such for U.S. federal income tax purposes) is a beneficial owner of notes, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A holder of notes that is a partnership and partners in such partnership should consult their individual tax advisors about the U.S. federal income tax consequences of the purchase, ownership and disposition of the notes.

This discussion does not address tax considerations applicable to a beneficial owner's particular circumstances or to beneficial owners that may be subject to special tax rules such as (1) banks, thrifts, regulated investment companies, or other financial institutions or financial service companies, (2) S corporations, (3) partnerships, (4) holders subject to the alternative minimum tax, (5) tax-exempt organizations, (6) insurance companies, (7) non-U.S. holders (except to the extent specifically set forth below), (8) U.S. expatriates, (9) brokers or dealers in securities or currencies, (10) U.S. holders whose "functional currency" is not the U.S. dollar, or (11) persons that hold the notes as a position in a "hedging transaction," "straddle," or "conversion transaction" (as defined for U.S. federal income tax purposes).

We have not sought any ruling from the Internal Revenue Service (the "IRS") with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. In addition, the IRS is not precluded from successfully adopting a contrary position. This summary does not consider the tax laws of any foreign, state, local or other applicable jurisdiction. This summary also assumes that the IRS will respect the classification of the notes as indebtedness for U.S. federal income tax purposes. Each beneficial owner of notes should consult its own tax advisor with regard to the purchase, ownership and disposition of the notes and the application of U.S. federal income tax laws, as well as the laws of any applicable state, local or foreign taxing jurisdictions, to its particular situation.

Exchange offer

The exchange of the notes for otherwise identical debt securities registered under the Securities Act of 1933 pursuant to the exchange offer will not constitute a taxable exchange. See "Description of notes—Registration rights." As a result, you will not recognize taxable gain or loss as a result of this exchange and your basis in and holding period for the registered notes that you receive will be the same as your basis in and holding period for the notes that you deliver in exchange for registered notes.

Consequences to U.S. holders

Payments of interest

Stated interest on the notes (and, while not free from doubt, liquidated damages payable as a result of a registration default, see "Description of notes—Registration rights") will be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for U.S. federal income tax purposes.

Sale, exchange, redemption or other disposition of notes

You will generally recognize gain or loss upon the sale, exchange, redemption or other disposition of a note in an amount equal to the difference between (1) the amount realized on the disposition (other than amounts attributable to accrued interest, which will be treated as ordinary interest income as described above) and (2) your adjusted tax basis in the note. Your adjusted tax basis in a note will generally equal your cost thereof, increased by any market discount previously included in income by you and reduced by an amortized premium. Any gain or loss that is recognized on the disposition of a note (other than amounts attributable to accrued market discount) will be capital gain or loss, and will be a long-term capital gain or loss if you have held the note for more than one year. If you are not a corporation, then any long-term capital gain will be subject to U.S. federal income tax at a reduced rate. Your ability to deduct capital losses is subject to certain limitations.

Market Discount

A holder of notes may be affected by the market discount provisions of the Code. For this purpose, and subject to a de minimis exception, the market discount on a note generally will equal the amount, if any, by which the stated redemption price at maturity of the note (which is its stated principal amount) exceeds the holder's adjusted tax basis in the note when purchased. Subject to a limited exception, these provisions generally require a U.S. holder who acquires a note at a market discount to include as ordinary income upon the disposition, retirement or gift of that note an amount equal to the lesser of (i) the gain realized upon the disposition or retirement or, in the case of a gift, the appreciation in the notes and (ii) the accrued market discount on that note at the time of disposition, maturity or gift, unless the U.S. holder elects to include accrued market discount in income over the remaining life of the note.

The election to include market discount in income over the life of the note, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. In general, market discount will be treated as accruing on a straight-line basis over the remaining term of the note at the time of acquisition, or, at the election of the U.S. holder, under a constant yield method. A U.S. holder who acquires a note at a market discount and who does not elect to include accrued market discount in income over the life of the note may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until maturity or until the note is disposed of in a taxable transaction. The rules regarding market discount are complex, and U.S. holders should consult their tax advisors.

Premium

A U.S. holder who purchases a note at a premium over its stated principal amount, plus accrued interest, generally may elect to amortize that premium from the purchase date to the note's maturity date under a constant-yield method. Amortized premium, which reduces the holder's basis in the note, can only offset interest income on a note and may not be deducted against other income. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. The rules regarding premium are complex, and U.S. holders should consult their tax advisors.

Information reporting and backup withholding

In general, information reporting is required as to certain payments of principal and interest on the notes and on the proceeds of the sale of a note unless you are a corporation or other exempt recipient.

In addition, you will be subject to a backup withholding tax if you fail to (1) furnish your taxpayer identification number (social security or employer identification number), (2) certify that such number is correct or (3) certify that you are not subject to backup withholding. Any amount that is withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided that you timely provide certain information to the IRS.

Consequences to non-U.S. holders

Payments of interest

Subject to the discussion of backup withholding below, under the portfolio interest exemption, interest on a note that you receive will not be subject to U.S. federal income or withholding tax if the interest is not effectively connected with the conduct of a trade or business in the United States by you and you

•	do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our voting stock; and

•	are not a controlled foreign corporation that is related to us; and

•	the U.S. person who would otherwise be required to deduct and withhold tax from the interest payment receives a statement meeting specified requirements that you are not a U.S. person.

A statement that meets these specified requirements may be provided by you under penalties of perjury on a properly completed IRS Form W-8BEN or by certain other persons who have received certain information from you. If such a statement is not received by the person who would otherwise be required to withhold tax from the interest or if the portfolio interest exemption is not available for another reason, then the interest on a note may be subject to U.S. federal income tax withholding at a rate of 30%, or a lower rate that is available by reason of any applicable income tax treaty.

Interest on a note that is effectively connected with the conduct of a trade or business in the United States by you is not subject to withholding if you provide a properly completed IRS Form W-8ECI. However, you will generally be subject to U.S. federal income tax on such interest in the same manner as if you were a U.S. person. If you are a foreign corporation, you may also be subject to any applicable branch profits tax on such interest at a 30% rate (or lower applicable treaty rate).

Sale, exchange, redemption or other disposition of notes

Subject to the discussion of backup withholding below, you will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange, redemption or other disposition of a note unless the gain is effectively connected with your conduct of a trade or business in the United States or, if you are an individual, you are present in the United States for 183 days or more in the taxable year in which the sale, exchange, redemption or other disposition occurs and certain other conditions are met. Any amount which you receive on the sale, exchange, redemption or other disposition of a note which is attributable to accrued interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above.

If your gain is effectively connected with your conduct of a United States trade or business, you generally will be subject to U.S. federal income tax on the net gain derived from the sale in the same manner as if you were a U.S. person. If you are a corporation, you may also be subject to any applicable branch profits tax at a 30% rate (or lower applicable treaty rate).

Information reporting and backup withholding

Information reporting on IRS Form 1042-S will generally apply to interest payments. The payments of interest will be subject to backup withholding unless you certify as to your non-U.S. holder status by providing an IRS Form W-8BEN, or other applicable form, to us, our paying agent or the person who would otherwise be required to withhold tax, or you otherwise qualify for an exemption.

The payment of the proceeds of the disposition (including a redemption) of a note to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding unless you provided the certification described above or you otherwise qualify for an exemption. The proceeds of a disposition (including a redemption) effected outside the United States by you to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if such broker has specified connections with the United States, information reporting requirements will apply unless such broker has documentary evidence in its files of your non-U.S. status, or unless you otherwise qualify for an exemption. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, provided the required information is furnished to the IRS.

U.S. federal estate tax

A note held by an individual who at the time of death is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) will not be subject to U.S. federal estate tax if the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote and, at the time of the individual's death, payments with respect to such note would not have been effectively connected with the conduct by such individual of a trade or business in the United States.

PLAN OF DISTRIBUTION AND SELLING RESTRICTIONS

The exchange offer is not being made to, nor will the issuer or the subsidiary guarantors accept surrenders of old notes for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. The distribution of this prospectus and the offer and sale of the new notes may be restricted by law in certain jurisdictions. Persons who come into possession of this prospectus or any of the new notes must inform themselves about and observe any such restrictions. You must comply with all applicable laws and regulations in force in any jurisdiction in which you purchase, offer or sell the new notes or possess or distribute this prospectus and, in connection with any purchase, offer or sale by you of the new notes, must obtain any consent, approval or permission required under the laws and regulations in force in any jurisdiction to which you are subject or in which you make such purchase, offer or sale.

Based on interpretive letters issued by the SEC staff to third parties in transactions similar to the exchange offer, we believe that a holder of new notes, other than a broker-dealer, may offer new notes (together with the guarantees thereof) for resale, resell and otherwise transfer the new notes (and the related guarantees) without delivering a prospectus to prospective purchasers, if the holder acquired the new notes in the ordinary course of business, has no intention of engaging in a "distribution," as defined under the Securities Act, of the new notes and is not an "affiliate," as defined under the Securities Act, of the issuer or any subsidiary guarantor. Any broker-dealer that holds old notes acquired for its own account as a result of market-making activities or other trading activities (other than old notes acquired directly from the issuer) may exchange those old notes pursuant to the exchange offer; however, such broker-dealer may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the new notes received by such broker-dealer in the exchange offer. To date, the SEC has taken the position that broker-dealers may use a prospectus such as this one to fulfill their prospectus delivery requirements with respect to resales of new notes received in an exchange such as the exchange pursuant to the exchange offer, if the old notes for which the new notes were received in the exchange were acquired for their own accounts as a result of market-making or other trading activities. Any profit on these resales of new notes and any commissions or concessions received by a broker-dealer in connection with these resales may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not admit that it is an "underwriter" within the meaning of the Securities Act.

The issuer and the subsidiary guarantors shall use their best efforts to keep the exchange offer registration statement continuously effective, supplemented and amended to the extent necessary to ensure that it is available for resales of notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities, and to ensure that it conforms with the requirements of the registration rights agreement, the Securities Act and the policies, rules and regulations of the SEC as announced from time to time. The issuer shall provide sufficient copies of the latest version of such prospectus to broker-dealers promptly upon request at any time during such period in order to facilitate such resales.

A broker-dealer desiring that the exchange offer registration statement be kept continuously effective for resales of new notes must notify the issuer in writing that such broker-dealer acquired new notes as a result of market-making or other similar activities such that the broker-dealer would be required to deliver a prospectus under the Securities Act upon a subsequent sale or other disposition of the new notes. A broker-dealer making dispositions of new notes pursuant to the exchange offer registration statement will be required to suspend its use of the prospectus included in the exchange offer registration statement, as amended or supplemented, under specified circumstances upon receipt of written notice to that effect from the issuer.

We will not receive any proceeds from any sale of the new notes by broker-dealers. Broker-
dealers acquiring new notes for their own accounts may sell the notes in one or more transactions in the over-the-counter market, in negotiated transactions, through writing options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of such new notes.

We have agreed to pay all expenses incident to the exchange offer (including the reasonable expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify holders of the notes (including any broker-dealers selling new notes in accordance with this "Plan of Distribution and Selling Restrictions" section) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of (i) the new notes offered hereby and certain legal matters relating thereto will be passed upon for us by Kramer Levin Naftalis & Frankel LLP, New York, New York, and (ii) the subsidiary guarantees offered hereby and certain legal matters relating thereto will be passed upon for us by our General Counsel, Martin E. Schloss, Esq.

EXPERTS

The financial statements and the related financial statement schedules as of and for the two years ended December 31, 2003 and 2004, and management's report on the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, (which reports (1) express an unqualified opinion on the financial statements and financial statement schedules, (2) express an unqualified opinion on management's assessment regarding the effectiveness of internal control over financial reporting, and (3) express an adverse opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows and financial statement schedule of Scientific Games Corporation and subsidiaries for the year ended December 31, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Scientific Games Corporation has agreed to indemnify and hold KPMG LLP (KPMG) harmless against and from any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG's consent to the incorporation by reference of its audit report on the Company's past consolidated financial statements incorporated by reference in this registration statement.

Scientific Games Corporation

No dealer, sales representative or other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by Scientific Games Corporation or any of its subsidiaries. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates, nor does it constitute an offer to sell or the solicitation of an offer to buy such securities, in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Scientific Games Corporation and any of its subsidiaries since the date hereof or that information contained in this prospectus is correct as of any time subsequent to its date.